Exhibit 99.(a)(7)

PURCHASE AGREEMENT

BETWEEN

IAMGOLD CORPORATION

AND

GOLD FIELDS LIMITED, GOLD FIELDS GHANA HOLDINGS LIMITED and
GOLD FIELDS GUERNSEY LIMITED

MADE AS OF

SEPTEMBER 30, 2004

1.	Interpretation	1
2.	The Transaction and IAMGOLD Special Dividend	6
3.	Certain Features of the Transaction	9
4.	Access to Information and Information Updates	10
5.	Representations and Warranties of IAMGOLD	10
6.	Representations and Warranties of Gold Fields	21
7.	Covenants of IAMGOLD	30
8.	Covenants of Gold Fields	34
9.	Mutual Conditions of Transaction	37
10.	Conditions Precedent to the Obligations of IAMGOLD	39
11.	Conditions Precedent to the Obligations of Gold Fields	40
12.	Merger of Conditions	43
13.	Escrow Closing; Completion Date	43
14.	No Solicitation	43
15.	Superior Proposals	45
16.	Termination Fee	46
17.	Termination	47
18.	Notices	47
19.	Miscellaneous	48

PURCHASE AGREEMENT

     THIS AGREEMENT made as of September 30, 2004;

B E T W E E N:

IAMGOLD CORPORATION, a corporation incorporated under the laws of Canada (“IAMGOLD”)

- and -

GOLD FIELDS LIMITED, a corporation incorporated under the laws of South Africa (“Gold Fields")

- and -

GOLD FIELDS GHANA HOLDINGS LIMITED, a corporation incorporated under the laws of the Isle of Guernsey (“GF Ghana Holdings")

- and -

GOLD FIELDS GUERNSEY LIMITED, a corporation incorporated under the laws of the Isle of Guernsey (“GF Guernsey")

WHEREAS:

(a)	Gold Fields desires to cause the Vendors to sell to IAMGOLD and/or certain of its subsidiaries and IAMGOLD desires to purchase or cause to be purchased from the Vendors all of the interests of Gold Fields in certain of its subsidiaries and other companies in which it has an interest which collectively hold all of Gold Fields’ mining assets located outside the Southern African Development Community (the “Transaction"); and

(b)	pursuant to the Transaction, IAMGOLD will issue 351,690,218 common shares of IAMGOLD which, when issued, will represent approximately 70% of the outstanding share capital of IAMGOLD on a fully diluted basis;

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained the parties hereto covenant and agree as follows:

1.	Interpretation

(a)	Definitions. In this Agreement, unless the context otherwise requires:

(i)	“Acquired Companies” means the Directly Acquired Companies and the Indirectly Acquired Companies collectively and “Acquired Company” means each of the Acquired Companies individually;

(ii)	“Anti-Dilution Agreement” means the agreement attached as Schedule E;

(iii)	“business day” means any day other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario, Canada or Johannesburg, South Africa;

(iv)	“Directly Acquired Companies” means Orogen, the GFG Directly Held Companies and the Ghana JV Companies collectively and “Directly Acquired Company” means each of the Directly Acquired Companies individually;

(v)	“GFG Directly Held Companies” means the companies listed in Part 2 of Schedule A collectively;

(vi)	“GFLMS” means GFL Mining Services Limited, a wholly-owned subsidiary of Gold Fields incorporated under the laws of South Africa;

(vii)	“Ghana JV Companies” means Gold Fields Ghana Limited and Abosso Goldfields Limited collectively;

(viii)	“Gold Fields Disclosure Letter” means the confidential letter of even date herewith delivered by Gold Fields to IAMGOLD in a form accepted by and executed on behalf of IAMGOLD with respect to certain matters in this Agreement;

(ix)	“Gold Fields Group” means, without duplication, Gold Fields, GFLMS, the Vendors and the Acquired Companies collectively and “Gold Fields Group Company” means each member of the Gold Fields Group individually;

(x)	“IAMGOLD Convertible Securities” means options, warrants, other securities which are exercisable for, convertible into or exchangeable for and other rights to subscribe for or otherwise be issued common shares of IAMGOLD from treasury;

(xi)	“IAMGOLD Disclosure Letter” means the confidential letter of even date herewith delivered by IAMGOLD to Gold Fields in a form accepted by and executed on behalf of Gold Fields with respect to certain matters in this Agreement;

(xii)	“IAMGOLD Shareholder Resolutions” means the following resolutions to be considered at the IAMGOLD Meeting:

A.	a resolution to approve the issuance of the Consideration Shares in connection with the Transaction,

B.	if permitted by the TSX and other stock exchanges and securities regulators having jurisdiction, a resolution approving the anti-dilution rights provided for in the Anti-Dilution Agreement such that IAMGOLD shareholder approval will not be required when common shares or other IAMGOLD securities are subsequently issued from time to time to Gold Fields or its affiliates pursuant to the Anti-Dilution Agreement;

C.	a special resolution to change the name of IAMGOLD to “Gold Fields International Limited” or another name mutually agreed upon by Gold Fields and IAMGOLD,

D.	a resolution approving a new by-law which is responsive to the Canada Business Corporations Act, as amended, as agreed by IAMGOLD and Gold Fields, each acting reasonably,

E.	a resolution approving an amendment to or replacing the IAMGOLD Share Incentive Plan, as agreed by IAMGOLD and Gold Fields, each acting reasonably, which amendment or replacement will increase the number of common shares available for issuance thereunder to 5% of the common shares of IAMGOLD that will be outstanding immediately following completion of the Transaction, and

F.	a resolution appointing PricewaterhouseCoopers LLP as the auditors of IAMGOLD; the implementation of which resolutions may be conditional upon, but only upon, the occurrence of the Escrow Closing;

(xiii)	“Indirectly Acquired Companies” means the companies listed in Schedule C collectively;

(xiv)	“Laws” means all laws, including common law, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, instruments, policies, notices, directions and judgments or other requirements of (a) any federal, provincial, state, foreign or other government, (b) any other governmental entity or authority (including any securities commission or other securities regulatory authority and any court or arbitrator) having jurisdiction and (c) in respect of each of Gold Fields and IAMGOLD, the stock exchanges on which any of its securities are listed;

(xv)	“material adverse effect” means:

A.	in relation to the Acquired Companies, means a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Acquired Companies taken as a whole, other than any effect: (a) relating to the global economy or securities markets in general; (b) affecting the worldwide gold mining industry in general and which does not have a materially disproportionate effect on the Acquired Companies taken as a whole; (c) resulting from changes in the price of gold; (d) relating to currency exchange rates; or (e) arising from the announcement or implementation of any of the Permitted Gold Fields Transactions and, for greater certainty, (A) any material decrease or proposed material decrease in Gold Fields’ interest in any joint venture material to the Acquired Companies taken as a whole, whether as a result of an exercise of pre-emptive or other rights or otherwise, shall be deemed to have a material adverse effect, and (B) any event identified in the Gold Fields Disclosure Letter shall be deemed not to have a material adverse effect, and

B.	in relation to IAMGOLD, means a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the IAMGOLD Group taken as a whole, other than any effect: (a) relating to the global economy or securities markets in general; (b) affecting the worldwide gold mining industry in general and which does not have a materially disproportionate effect on the IAMGOLD Group, taken as a whole; (c) resulting from changes in the price of gold; (d) relating to currency exchange rates; (e) which is a change in the trading price of the publicly traded securities of IAMGOLD immediately following and reasonably attributable to the disclosure of the Transaction and the matters contemplated hereby; or (f) arising from the announcement or implementation of the Permitted IAMGOLD Transactions and, for greater certainty, (A) any material decrease or proposed material decrease in (i) IAMGOLD’s interest in any IAMGOLD Significant Interest Company or joint venture material to IAMGOLD, (ii) IAMGOLD’s entitlements pursuant to the Diavik Royalty Agreement, or (iii) IAMGOLD’s entitlements by agreement, arrangement or understanding to royalties on mineral properties taken as a whole, in each case whether as a result of an exercise of purchase, pre-emptive or termination rights or otherwise, shall be deemed to have a material adverse effect, and (B) any event identified in the IAMGOLD Disclosure Letter shall be deemed not to have a material adverse effect;

(xvi)	“Orogen” means Orogen Holding (BVI) Limited, a corporation incorporated under the laws of the British Virgin Islands;

(xvii)	“Registration Rights Agreement” means the agreement attached as Schedule F;

(xviii)	“Relationship Agreement” means the agreement attached as Schedule G;

(xix)	with respect to any person, “subsidiary” means any other person in respect of which such first mentioned person possesses, directly or indirectly, the power to vote more than 50% of the outstanding voting securities of such person or otherwise direct the management or policies of such person by contract or otherwise and “subsidiaries” means all such persons collectively;

(xx)	“Vendors” means GF Ghana Holdings, GF Guernsey, the holders of the shares of the Directly Acquired Companies which are to be purchased pursuant to this Agreement, and the holders of the Listed Directly Acquired Interests, in each case immediately prior to the completion of the Transaction, collectively and “Vendor” means each of the Vendors individually; and

(xxi)	other defined terms used in this Agreement are as defined in the sections or subsections listed on Schedule D.

(b)	Headings: The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereto", “hereunder” and similar expressions refer to this agreement and not to any particular section, subsection or other portion hereof and include the Schedules hereto and any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections and Schedules are to sections, subsections and Schedules of this Agreement.

(c)	Extended Meanings. In this Agreement (i) words importing the singular number only shall include the plural and vice versa, (ii) words importing the masculine gender shall include the feminine and neuter genders and vice versa, (iii) words importing persons shall include individuals, partnerships, associations, trusts, firms, unincorporated organizations, corporations, joint ventures, governments, governmental entities or authorities and any other entities of any kind or nature whatsoever and (iv) the words “including”, “includes” and “included” and similar expressions shall be deemed to be followed by the phrase “without limitation”.

(d)	Knowledge of IAMGOLD. For the purposes of section 5, the phrase “the best knowledge and belief of IAMGOLD” means:

(i)	in respect of any representation and warranty concerning any IAMGOLD Group Company, the actual knowledge and belief of (i) the officers of IAMGOLD, (ii) the directors and officers of the IAMGOLD Group Companies other than IAMGOLD and (iii) any other officer or employee of the IAMGOLD Group who has direct management responsibility for the subject matter of such representation and warranty; in each case, after due inquiry, and

(ii)	in respect of any representation and warranty concerning any IAMGOLD Significant Interest Company, to the actual knowledge and belief of (i) the officers of IAMGOLD, (ii) any other officer or employee of the IAMGOLD Group who has direct management responsibility for IAMGOLD’s interest in such IAMGOLD Significant Interest Company or the subject matter of such representation and warranty and (iii) any other person who is an officer, director or member of the management or similar committee of such IAMGOLD Significant Interest Company as a nominee of IAMGOLD, in each case after due inquiry, including inquiry of the other largest shareholder or partner of, or investor in, such IAMGOLD Significant Interest Company.

(e)	Knowledge of Gold Fields. For the purposes of section 6, the phrase “the best knowledge and belief of Gold Fields’ means the actual knowledge and belief of the officers of Gold Fields and any other officer or employee of the Gold Fields Group who has direct management responsibility for the subject matter of such representation and warranty, in each case, after due inquiry.

(f)	Currency. Unless otherwise indicated, all references to currency herein are to lawful money of Canada.

(g)	Date for any Action. If the date on which any action is required to be taken hereunder by either party is not a business day, then such action shall be required to be taken on the next succeeding day that is a business day.

(h)	Schedules. The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A — Directly Acquired Companies

Schedule B — Listed Directly Acquired Interests

Schedule C — Indirectly Acquired Companies

Schedule D — List of Defined Terms

Schedule E — Anti-Dilution Agreement

Schedule F — Registration Rights Agreement

Schedule G — Relationship Agreement

2.	The Transaction and IAMGOLD Special Dividend

(a)	Subject to and in accordance with the terms and conditions of this Agreement, each of IAMGOLD and Gold Fields shall, and shall cause their respective subsidiaries to, implement the Transaction such that, upon completion thereof on the Completion Date, IAMGOLD and one or more wholly-owned subsidiaries of IAMGOLD, as directed by Gold Fields, will be the beneficial owners of :

(i)	all of the outstanding shares of Orogen, all of which shares are held as at the date hereof by GFLMS;

(ii)	all of the outstanding shares of the GFG Directly Held Companies which are shown in Part 2 of Schedule A as being held as at the date hereof by GF Guernsey;

(iii)	all of the outstanding securities of the companies listed in Schedule B (collectively, the “Listed Directly Acquired Interests") which are shown therein as being held as at the date hereof by GF Guernsey;

(iv)	all of the outstanding shares of the Ghana JV Companies which are shown in Part 3 of Schedule A as being held as at the date hereof by GF Ghana Holdings and all interests in intercompany loans or other advances made by GF Ghana Holdings to Gold Fields Ghana Limited (the “GF Ghana Loans"); and

(v)	all of the working capital (that is, cash, cash equivalents and receivables owing by trade debtors less payables owed to trade creditors) of GF Guernsey and GF Ghana Holdings as of the Completion Date;

(collectively with the Indirectly Acquired Companies and the Listed Indirectly Acquired Interests, the “Acquired Interests").

(b)	Pursuant to the Transaction, IAMGOLD will issue, as of and with effect from the Completion Date, as directed by Gold Fields an aggregate of 351,690,218 fully paid and non-assessable common shares of IAMGOLD plus the number of additional fully paid and non-assessable common shares of IAMGOLD (the “Subsequent Subscription Adjustment") determined in accordance with subsection 2(c) (collectively, the “Consideration Shares").

(c)	The Subsequent Subscription Adjustment shall be determined by reference to the cash contributions made directly or indirectly by Gold Fields into the Acquired Companies and the Vendors from and after June 24, 2004 through to the Completion Date net of any and all dividend or other distributions made from the Acquired Companies or the Vendors to Gold Fields (directly or indirectly) in such period other than management fees and service fees paid in the ordinary course of business (the “Net Cash Subscription Amount"), provided that such Net Cash Subscription Amount shall not exceed US$50 million in the aggregate. The Subsequent Subscription Adjustment shall equal the number of additional fully paid and non-assessable common shares of IAMGOLD that results from the division of the Net Cash Subscription Amount by the volume weighted average trading price of the common shares of IAMGOLD quoted on the TSX, converted into United States Dollars at the average daily noon rate of exchange for Canadian Dollars to United States Dollars quoted by the Bank of Canada, in each case over the 20 business days immediately preceding the Completion Date.

(d)	At the Escrow Time, IAMGOLD shall declare and, on the Completion Date, it shall pay a special dividend (the “Special Dividend") of $0.50 per outstanding common share to IAMGOLD shareholders of record at the close of business on the business day preceding the Completion Date.

(e)	IAMGOLD (A) acknowledges that applicable Laws, including tax Laws, and other considerations make it necessary and desirable for Gold Fields that the Transaction be structured in a manner and incorporate elements and refinements not provided for in this Agreement and (B) agrees that Gold Fields shall from time to time, upon written notice to IAMGOLD (the Structure Notice"), be entitled to modify the structure of the Transaction and incorporate such additional elements or refinements (collectively, the “Structure Changes") provided that:

(i)	the members of the IAMGOLD Group will acquire, directly or indirectly, the Acquired Interests on or before the completion of the Transaction notwithstanding the Structure Changes;

(ii)	upon final completion of the Transaction with the Structure Changes, the only consideration in respect of the Transaction that will be held by Gold Fields and its affiliates, other than IAMGOLD and its subsidiaries, will be the Consideration Shares;

(iii)	any internal reorganization of the IAMGOLD Group, including any of its assets or liabilities required under the Structure Changes shall be subject to IAMGOLD’s consent which shall not be unreasonably withheld;

(iv)	the Structure Changes would not reasonably be expected to affect adversely in any material way the ability of the parties to complete the Transaction by January 5, 2005;

(v)	implementation of the Transaction with the Structure Changes would not reasonably be expected to have a material adverse effect on IAMGOLD or the tax position of, or the tax effect on, its shareholders as compared to implementation of the Transaction without the Structure Changes;

(vi)	Gold Fields shall consult with IAMGOLD in determining the Structure Changes and with respect to any amendments to this Agreement included in the Structure Notice; and

(vii)	the Structure Changes shall not give rise to any requirement to file or distribute to IAMGOLD’s shareholders an amendment or supplement to the IAMGOLD Circular;

and in connection with the delivery of the Structure Notice, without limiting the generality of the foregoing, Gold Fields shall be entitled to determine:

A.	that certain Indirectly Acquired Companies will become Directly Acquired Companies and that certain Listed Indirectly Acquired Interests will become Listed Directly Acquired Interests;

B.	which IAMGOLD Group Company, including subsidiaries not yet incorporated, organized or otherwise part of the IAMGOLD Group at the date of this Agreement, will purchase which Acquired Interests;

C.	the allocation of the purchase consideration among the Acquired Interests; and

D.	the steps to be taken to implement the Transaction and the sequencing and timing thereof, it being acknowledged that the steps will take several days to be implemented and that some steps may occur after the Completion Date.

The Structure Notice shall include any amendments to this Agreement required as a result of the Structure Changes and, provided that the Structure Notice, including such amendments, are in accordance with subsections (i) to (v) of this subsection 2(e), upon the delivery by Gold Fields of the Structure Notice, the parties will be deemed to have agreed to such amendments.

Gold Fields will provide IAMGOLD with a current draft of the Structure Notice prior to finalization of the joint disclosure document referred to in subsection 3(e) in order that the parties may include any required disclosure relating thereto in such joint disclosure document.

Unless the context otherwise requires, all references herein to the “Transaction” shall be deemed to refer to the Transaction as modified or added to by the Structure Changes.

3.	Certain Features of the Transaction

(a)	Name: In conjunction with the completion of the Transaction, the articles of IAMGOLD will be amended to change the name of IAMGOLD to “Gold Fields International Limited” or another name to be mutually agreed upon by Gold Fields and IAMGOLD. References in this Agreement to IAMGOLD include IAMGOLD following such change of name.

(b)	Board of Directors and Management: In conjunction with the completion of the Transaction, the number of directors of IAMGOLD will be increased to ten, with three of the eight current directors of IAMGOLD, as mutually agreed by IAMGOLD and Gold Fields, remaining as directors and seven new individuals nominated by the Gold Fields Group becoming directors of IAMGOLD. Unless otherwise determined by Gold Fields, Gordon Parker will be Chairman of IAMGOLD, William Pugliese will be Deputy Chairman, Chris Thompson will be President and Chief Executive Officer, John Munro will be Chief Operating Officer and Craig Nelsen will head the exploration and corporate development function.

(c)	Head Office: The head office of IAMGOLD will remain in North America and management of IAMGOLD will review and determine the location of the other offices of IAMGOLD within 12 months of the Completion Date.

(d)	Stock Exchange Listings: Upon the completion of the Transaction, it is the intention of IAMGOLD and Gold Fields that the common shares of IAMGOLD will be listed on the Toronto Stock Exchange (“TSX”) and the New York Stock Exchange (“NYSE”), or failing an NYSE listing, the American Stock Exchange (“AMEX”).

(e)	Proxy Circulars and Joint Disclosure Document: In connection with the preparation of the IAMGOLD Circular and the Gold Fields Circular, the parties will agree upon a joint disclosure document which will form part of each of the IAMGOLD Circular and the Gold Fields Circular. Such joint disclosure document will include certain information that is required or that the parties determine is otherwise desirable to be disclosed to the shareholders of both parties and shall, together with the IAMGOLD Circular and the Gold Fields Circular, as the case may be, satisfy all applicable Laws. Notwithstanding the foregoing, (i) the IAMGOLD Circular must be acceptable in form and substance to IAMGOLD, acting reasonably; (ii) the Gold Fields Circular must be acceptable in form and substance to Gold Fields, acting reasonably; and (iii) the parties may determine that the IAMGOLD Circular and the Gold Fields Circular will be a single joint circular. In the event that a single joint circular is used, references herein to the IAMGOLD Circular or the Gold Fields Circular shall be deemed to be to such joint circular, mutatis mutandis.

4.	Access to Information and Information Updates

(a)	Each of IAMGOLD and Gold Fields and their respective accountants, legal counsel, technical, tax and financial advisors and other representatives (collectively, the “Representatives") shall be entitled at any time prior to the completion of the Transaction, subject to obtaining any necessary consents, to have full access during normal business hours to all properties, information and records relating to (A) the Acquired Interests and, to the extent relevant to the Transaction, the owners of the Directly Acquired Interests (in the case of access by IAMGOLD) and (B) the IAMGOLD Group and the IAMGOLD Significant Interest Companies (in the case of access by Gold Fields), including in each case all related facilities, buildings, equipment, assets, drill cores, assay results, maps and diagrams, books, contracts, financial statements, tax and other information, forecasts, financial projections, studies, records, operating permits and licences and any other documentation (whether in writing or stored in computerized, electronic, disk, tape, microfilm or any other form) or materials of any nature whatsoever.

(b)	Without prejudice to any condition of closing set out in this Agreement, until the Completion Date each of IAMGOLD and Gold Fields shall notify the other of any significant development or material change relating to the IAMGOLD Group (in the case of notification by IAMGOLD) or the Acquired Companies taken as a whole (in the case of notification by Gold Fields) promptly after becoming aware of any such development or change.

5.	Representations and Warranties of IAMGOLD

Subject to the disclosure in the IAMGOLD Disclosure Letter and the IAMGOLD Public Disclosure, IAMGOLD hereby represents and warrants to and in favour of Gold Fields as follows and acknowledges that Gold Fields is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization. IAMGOLD and each of its subsidiaries (collectively the “IAMGOLD Group” and each individually an “IAMGOLD Group Company") and, to the best knowledge and belief of IAMGOLD, each of La Société d’Exploitation des Mines d’Or de Sadiola S.A., Sadiola Exploration Limited, Yatela Exploitation Company Limited and Kenieba Exploration Company Limited (collectively the “IAMGOLD Significant Interest Companies” and each individually an “IAMGOLD Significant Interest Company") is a validly subsisting corporation under the laws of its jurisdiction of incorporation and has the corporate power and authority, and holds all material licenses and permits required for it, to own or lease its property and assets and to carry on its business as now conducted by it. Each of the IAMGOLD Group Companies and, to the best knowledge and belief of IAMGOLD, each of the IAMGOLD Significant Interest Companies, is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a material adverse effect on IAMGOLD. All of the outstanding shares of the IAMGOLD Group Companies (other than IAMGOLD) are owned directly or indirectly by IAMGOLD, outstanding shares representing an 18.9% interest in each of the Ghana JV Companies, a 38% interest in La Société d’Exploitation des Mines d’Or de Sadiola S.A. are owned indirectly by IAMGOLD, outstanding shares representing a 50% interest in Sadiola Exploration Limited are owned indirectly by IAMGOLD, all of the outstanding shares of each of Kenieba Exploration Company Limited are owned by Sadiola Exploration Limited and outstanding shares representing an 80% interest in Yatela Exploitation Company Limited are owned by Sadiola Exploration Limited. All of the outstanding shares of the IAMGOLD Group Companies and all of the outstanding shares of the IAMGOLD Significant Interest Companies and the Ghana JV Companies owned by IAMGOLD are validly issued, fully paid and non-assessable. The outstanding shares of the IAMGOLD Group Companies, the IAMGOLD Significant Interest Companies and the Ghana JV Companies owned by IAMGOLD (or by another IAMGOLD Group Subsidiary) are owned free and clear of all mortgages, liens, security interests, charges, royalties, encumbrances and any other rights of others of any nature whatsoever (collectively “Encumbrances” and each individually an “Encumbrance") and neither IAMGOLD nor any of the IAMGOLD Group Companies is liable to any IAMGOLD Group Company or to any other person in respect thereof. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of any of the IAMGOLD Group Companies (other than IAMGOLD) from either IAMGOLD or any IAMGOLD Group Company.

(b)	Diavik Royalty Agreement. The royalty agreement effective September 30, 2003 between Repadre Capital Corporation (of which IAMGOLD is the successor by amalgamation), Aber Diamond Corporation and Diavik Diamond Mines Inc. (the “Diavik Royalty Agreement") is in full force and effect, unamended, is a valid and binding obligation of each of the parties thereto and is enforceable against each such party in accordance with its terms subject, however, to applicable statutes of limitations and limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. There is no order, proceeding or state of facts, existing, pending, in progress or threatened which could operate to prevent or restrict IAMGOLD from enforcing any of its entitlements, rights, benefits and interests under (i) the Diavik Royalty Agreement or (ii) any other entitlement of IAMGOLD, by agreement, arrangement or understanding, to royalties on mineral properties which either individually or in the aggregate are material to IAMGOLD.

(c)	No Violation or Rights of Termination or Acceleration. Neither the execution and delivery of this Agreement by IAMGOLD nor the completion of the Transaction on the basis set out herein will:

(i)	conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the articles or by-laws (or their equivalent) of any IAMGOLD Group Company or any agreement, instrument or license to which any IAMGOLD Group Company is a party or by which any IAMGOLD Group Company is bound or constitute a default or violation by any IAMGOLD Group Company thereunder, or under any Laws to which any IAMGOLD Group Company is subject or by which it is bound, or result in the creation or imposition of any Encumbrance upon the assets of any IAMGOLD Group Company;

(ii)	to the best knowledge and belief of IAMGOLD, conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the articles or by-laws (or their equivalent) of any IAMGOLD Significant Interest Company or any agreement, instrument or license to which any IAMGOLD Significant Interest Company is a party or by which any IAMGOLD Significant Interest Company is bound or constitute a default or violation by any IAMGOLD Significant Interest Company thereunder, or under any Laws to which any IAMGOLD Significant Interest Company is subject or by which it is bound, or result in the creation or imposition of any Encumbrance upon the assets of any IAMGOLD Significant Interest Company; or

(iii)	give rise to any right of termination of any agreement, instrument or license or acceleration of indebtedness, cause any indebtedness owing by IAMGOLD or any IAMGOLD Group Company or, to the best knowledge and belief of IAMGOLD, any IAMGOLD Significant Interest Company, to come due before its stated maturity or cause any of its available credit to cease to be available; other than violations, contraventions, breaches, defaults, Encumbrances or rights of termination or acceleration that individually and in the aggregate would not reasonably be expected to have a material adverse effect on IAMGOLD, on the direct or indirect ownership by IAMGOLD of the IAMGOLD Group Companies (other than IAMGOLD) and its interests in the IAMGOLD Significant Interest Companies taken as a whole or on the ability of IAMGOLD to complete the Transaction.

(d)	No Employee Payments or Increase in Benefits. Neither the execution and delivery of this Agreement by IAMGOLD nor the completion of the Transaction on the basis set out herein will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or officer of any IAMGOLD Group Company or increase any benefits otherwise payable under any pension or benefits plan of any IAMGOLD Group Company or result in the acceleration of the time of payment or vesting of any such benefits.

(e)	No Purchase Rights, Etc. Except for the potential transactions particulars of which are set out in the IAMGOLD Disclosure Letter (the “Permitted IAMGOLD Transactions"), no person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase:

(i)	from IAMGOLD, directly or indirectly, of any shares or other securities of any IAMGOLD Group Company or any shares or securities of any IAMGOLD Significant Interest Company or Ghana JV Company owned directly or indirectly by IAMGOLD; or

(ii)	from any IAMGOLD Group Company or, to the best knowledge and belief of IAMGOLD , any IAMGOLD Significant Interest Company, of any assets which, individually or in the aggregate, are material to IAMGOLD.

IAMGOLD is not a party to, and is not aware of, any agreement, arrangement or understanding whatsoever by which any person or group proposes to effect a change of control of IAMGOLD or to acquire beneficial ownership of, or control or direction over, directly or indirectly, in aggregate more than 20% of the issued and outstanding shares of IAMGOLD other than this Agreement.

(f)	Capacity. IAMGOLD has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by IAMGOLD as contemplated by this Agreement or as required to complete the Transaction and to carry out its obligations under this Agreement and such other agreements and instruments.

(g)	Binding Agreement. The execution and delivery of this Agreement and the performance by IAMGOLD of its obligations hereunder have, subject to any required shareholder and regulatory approvals, been authorized by all necessary corporate action of IAMGOLD (including the approval of its board of directors) and this Agreement constitutes a valid and binding obligation of IAMGOLD enforceable against it in accordance with its terms subject, however, to applicable statutes of limitations and limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, exchange control restrictions and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(h)	No Broker’s Commission or Break Fee. IAMGOLD has not entered into any agreement (including the amended and restated arrangement agreement dated as of April 29, 2004 among IAMGOLD, Wheaton River Minerals Ltd. and 2045230 Ontario Inc.) that would entitle any person to any valid claim against IAMGOLD or any IAMGOLD Group Company for a broker’s commission, finder’s fee, break fee or any like payment in respect of the Transaction or its completion or any other matter contemplated by this Agreement.

(i)	Financial Statements. The audited consolidated financial statements of IAMGOLD for the year ended December 31, 2003 and the unaudited interim consolidated financial statements of IAMGOLD for the 6 month period ended June 30, 2004 (collectively, the “IAMGOLD Financial Statements"), each as filed or to be filed with Canadian securities regulatory authorities, (i) have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with that for the audited consolidated financial statements of IAMGOLD for the year ended December 31, 2002 or the unaudited interim consolidated financial statements of IAMGOLD for the 6 month period ended June 30, 2003, as the case may be, (ii) are true, correct and complete in all material respects and (iii) present fairly the consolidated financial condition (including assets and liabilities) of IAMGOLD as at the respective dates thereof and the revenues, expenses and results of operations of IAMGOLD for the respective periods then ended. To the best knowledge and belief of IAMGOLD, the audited financial statements of each IAMGOLD Significant Interest Company for its most recently completed financial year and any subsequent unaudited interim financial statements prepared by such IAMGOLD Significant Interest Company (A) have been prepared in accordance with applicable generally accepted accounting principles applied on a basis consistent with that for the audited financial statements of such IAMGOLD Significant Interest Company for the immediately preceding financial year or the unaudited interim financial statements of such IAMGOLD Significant Interest Company for the corresponding period in the immediately preceding financial year, as the case may be, (B) are true, correct and complete in all material respects and (C) present fairly the financial condition (including assets and liabilities) of such IAMGOLD Significant Interest Company as at the respective dates thereof and the revenues, expenses and results of operations of such IAMGOLD Significant Interest Company for the respective periods then ended. IAMGOLD has provided Gold Fields with copies of the financial statements referred to above for each IAMGOLD Significant Interest Company.

(j)	No Cease Trade. IAMGOLD is not subject to any cease trade, trading suspension or other order of any applicable stock exchange or securities regulatory authority and is not included on a list of defaulting reporting issuers maintained by any securities regulatory authority and, to the best knowledge and belief of IAMGOLD, no investigation or other proceeding involving IAMGOLD which may operate to prevent, restrict or suspend trading of any securities of IAMGOLD is currently in progress, pending or threatened before any applicable stock exchange or securities regulatory authority.

(k)	Capitalization. IAMGOLD is authorized to issue an unlimited number of common shares, first preference shares and second preference shares. As of the date hereof, there are 145,564,179 common shares and no first preference shares or second preference shares outstanding. There are no outstanding IAMGOLD Convertible Securities and no person (other than Gold Fields) has any agreement, right or privilege capable of becoming such for the purchase, subscription, allotment or issue of any unissued securities of IAMGOLD other than in respect of 22,172 common shares reserved for issuance under the IAMGOLD Share Incentive Plan and outstanding IAMGOLD Convertible Securities entitling the holders thereof to be issued an aggregate of 5,965,200 common shares of IAMGOLD at prices ranging between $1.25 and $9.02 and expiring no later than December 18, 2012.

(l)	Material Liabilities. No IAMGOLD Group Company has any material liability or obligation, whether accrued, absolute, contingent or otherwise, not reflected in the IAMGOLD Financial Statements and, to the best knowledge and belief of IAMGOLD , no IAMGOLD Significant Interest Company has any material liability or obligation, whether accrued, absolute, contingent or otherwise, not reflected in the most recent audited consolidated financial statements of such IAMGOLD Significant Interest Company provided to Gold Fields by IAMGOLD.

(m)	No Bankruptcy Proceedings. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the best knowledge and belief of IAMGOLD , threatened against any IAMGOLD Group Company or, to the best knowledge and belief of IAMGOLD , any IAMGOLD Significant Interest Company, before any court, regulatory or administrative agency or tribunal.

(n)	Litigation. There are no actions, suits or other legal proceedings currently pending, or to the best knowledge and belief of IAMGOLD , threatened against any IAMGOLD Group Company or, to the best knowledge and belief of IAMGOLD , any IAMGOLD Significant Interest Company, which individually or in the aggregate have, or could reasonably be expected to have, a material adverse effect on IAMGOLD, the direct or indirect ownership by IAMGOLD of the IAMGOLD Group Companies (other than IAMGOLD) and its interests in the IAMGOLD Significant Interest Companies taken as a whole or the ability of IAMGOLD to complete the Transaction. No IAMGOLD Group Company, nor any of its properties or assets, and, to the best knowledge and belief of IAMGOLD, no IAMGOLD Significant Interest Company nor any of its properties or assets, is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of an amount of money in the aggregate in excess of $1,500,000 as a condition to or a necessity for the right or ability of the IAMGOLD Group Company or IAMGOLD Significant Interest Company, as the case may be, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the completion of the Transaction.

(o)	Public Disclosure. IAMGOLD is current in the filing of all public disclosure documents required to be filed by IAMGOLD under applicable securities laws and stock exchange rules (collectively, the “IAMGOLD Public Disclosure"), there are no filings that have been made on a confidential basis and all of such filings comply with the requirements of all applicable Laws except where such non-compliance has not and would not reasonably be expected to have a material adverse effect on IAMGOLD. Taken as a whole, the IAMGOLD Public Disclosure does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make any statement contained therein not misleading in light of the circumstances in which it is made.

(p)	Reporting Status. IAMGOLD is a reporting issuer or the equivalent in each of the provinces and territories of Canada and the common shares of IAMGOLD are registered under section 12(b) of the United States Securities Exchange Act of 1934, as amended. Such common shares are listed for trading on the TSX and AMEX. IAMGOLD is not in default of any provision of its listing agreement with either such exchange.

(q)	Fairness Opinion; Directors’ Recommendation. The directors of IAMGOLD have received a written opinion from RBC Dominion Securities Inc. that the consideration payable by IAMGOLD for the Acquired Interests under the Transaction is fair from a financial point of view to IAMGOLD and have unanimously recommended that the IAMGOLD shareholders vote in favour of the issuance of the Consideration Shares pursuant to the Transaction.

(r)	Full Disclosure. The disclosure made to Gold Fields by IAMGOLD in the IAMGOLD Disclosure Letter or in documents referred to therein which have been provided or made available to Gold Fields by IAMGOLD or its Representatives or

which are publicly available are true and correct in all material respects and disclose all facts that would be material to a purchaser of all of the common shares or assets of IAMGOLD and there is no adverse material fact with respect to IAMGOLD, the IAMGOLD Group Companies or, to the best knowledge and belief of IAMGOLD, the IAMGOLD Significant Interest Companies which has not been disclosed therein to Gold Fields.

(s)	Title. IAMGOLD is the owner, directly or indirectly, with good title, free and clear of any and all Encumbrances, of all assets and properties (including all mining rights and mining properties) shown or reflected in the IAMGOLD Financial Statements, except only such assets and properties as have been disposed of in the usual and ordinary course of business of the IAMGOLD Group Companies since the respective dates of the balance sheets contained in the IAMGOLD Financial Statements, and of any assets or properties acquired since such dates and, to the best knowledge and belief of IAMGOLD, there is no state of facts which could reasonably be expected to cause any such title not to be so owned or to be subject to any Encumbrances, except in each case for Encumbrances which individually and in the aggregate do not have a material adverse effect on IAMGOLD.

(t)	Undertakings to Vote. IAMGOLD has obtained irrevocable undertakings from each of the directors and senior officers of IAMGOLD identified with reference to this subsection 5(t) in the IAMGOLD Disclosure Letter to vote the common shares of IAMGOLD beneficially owned or controlled by them in favour of the IAMGOLD Shareholder Resolutions.

(u)	Consents, Etc, No consent, approval, order or authorization of, or declaration or filing with, any governmental authority or other person is required to be obtained by any IAMGOLD Group Company or, to the best knowledge and belief of IAMGOLD, any IAMGOLD Significant Interest Company in connection with the execution and delivery of this Agreement or the completion by IAMGOLD of the Transaction other than (i) filings with and approvals required by securities regulatory authorities having jurisdiction and stock exchanges on which any of its securities are listed, (ii) the consents, waivers, permits, orders or approvals referred to in this Agreement or the IAMGOLD Disclosure Letter and (iii) any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on IAMGOLD.

(v)	Absence of Changes. Since December 31, 2003, except as publicly disclosed by IAMGOLD prior to the date hereof or pursuant to a Permitted IAMGOLD Transaction:

(i)	each IAMGOLD Group Company and, to the best knowledge and belief of IAMGOLD, each IAMGOLD Significant Interest Company has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	no IAMGOLD Group Company or, to the best knowledge and belief of IAMGOLD, any IAMGOLD Significant Interest Company has incurred or suffered an adverse change;

(iii)	there has not been any acquisition or sale by any IAMGOLD Group Company or, to the best knowledge and belief of IAMGOLD, any IAMGOLD Significant Interest Company of any material property or assets;

(iv)	other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by any IAMGOLD Group Company or, to the best knowledge and belief of IAMGOLD, any IAMGOLD Significant Interest Company of any debt for borrowed money, any creation or assumption by any IAMGOLD Group Company or, to the best knowledge and belief of IAMGOLD, any IAMGOLD Significant Interest Company of any Encumbrance, any making by any IAMGOLD Group Company or, to the best knowledge and belief of IAMGOLD, any IAMGOLD Significant Interest Company of any loan, advance or capital contribution to or investment in any other person (other than (a) loans or advances made in the ordinary and regular course of business, (b) other loans and advances in an aggregate amount which does not exceed $500,000 outstanding at any time and (c) loans made to another IAMGOLD Group Company) or any entering into, amendment of, relinquishment, termination or non-renewal by any IAMGOLD Group Company or, to the best knowledge and belief of IAMGOLD, any IAMGOLD Significant Interest Company of any contract, agreement, licence, lease transaction, commitment or other right or obligation;

(v)	IAMGOLD has not declared or paid any dividends or made any other distribution on any of the IAMGOLD Common Shares;

(vi)	IAMGOLD has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding IAMGOLD common shares;

(vii)	other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by any IAMGOLD Group Company to any of their respective directors or officers or to any director or officer of any IAMGOLD Significant Interest Company who is a nominee of IAMGOLD, or any grant to any such director or officer of any material increase in severance or termination pay or any material increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors or officers;

(viii)	IAMGOLD has not effected any material change in its accounting methods, principles or practices; and

(ix)	other than as contemplated by the IAMGOLD Shareholder Resolutions, IAMGOLD has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan;

other than events, actions or matters which would not, individually or in the aggregate, have a material adverse effect on IAMGOLD.

(w)	Employment Agreements. Other than as publicly disclosed by IAMGOLD prior to the date hereof:

(i)	no IAMGOLD Group Company is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer of an IAMGOLD Group Company which cannot be terminated without payment upon a maximum of twelve months’ notice;

(ii)	no IAMGOLD Group Company has any employee or consultant whose employment or contract with such IAMGOLD Group Company cannot be terminated without payment upon a maximum of twelve months’ notice; and

(iii)	no IAMGOLD Group Company is (a) a party to any collective bargaining agreement, (b) to the best knowledge and belief of IAMGOLD, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement or (c) subject to any current or, to the best knowledge and belief of IAMGOLD, pending or threatened strike or lockout and, to the best knowledge and belief of IAMGOLD, none of the IAMGOLD Significant Interest Companies is subject to any current, pending or threatened strike or lockout.

(x)	Books and Records. The corporate records and minute books of IAMGOLD and, since the date each IAMGOLD Group Company was acquired or incorporated by IAMGOLD, the corporate records and minute books of such IAMGOLD Group Company have been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy, individually or in the aggregate, would not have a material adverse effect on IAMGOLD. The financial books and records and accounts of each IAMGOLD Group Company in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of such IAMGOLD Group Company and (iii) accurately and fairly reflect the basis for the IAMGOLD Financial Statements. IAMGOLD has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that, in all material respects (a) transactions are executed in accordance with the general or specific authorization of the management of IAMGOLD and (b) transactions are recorded as necessary (i) to permit preparation of consolidated financial statements in conformity with Canadian generally accepted accounting principles or any criteria applicable to such consolidated financial statements and (ii) to maintain accountability for assets and liabilities.

(y)	Insurance. The IAMGOLD Group maintains policies of insurance in amounts and in respect of such risks as are normal and usual for companies of a similar size operating in the mining industry and such policies are in full force and effect as of the date hereof.

(z)	Environmental. Since the date IAMGOLD incorporated or acquired each IAMGOLD Group Company there has been no Environmental Condition and, to the best knowledge and belief of IAMGOLD:

(i)	prior to the date IAMGOLD acquired an IAMGOLD Group Company, in respect of such IAMGOLD Group Company there existed no Environmental Condition; and

(ii)	in respect of each IAMGOLD Significant Interest Company, there exists no Environmental Condition;

which, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on IAMGOLD. For the purposes hereof (a) “Environmental Condition” means the generation, discharge, emission or release into the environment (including, without limitation, ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment or disposition of any pollutant, contaminant or waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in or for the purposes of any Environmental Laws (each, a “Hazardous Substance") by any person in respect of which remedial action is required under any Environmental Laws or as to which any liability is currently or in the future could be imposed upon any person based upon the acts or omissions of any person prior to the date hereof and (b) “Environmental Laws” means all applicable Laws, including applicable common law, relating to the protection of the environment and employee and public health and safety, and includes all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any governmental entity or authority pursuant to any Environmental Law.

(aa)	Tax Matters. Each IAMGOLD Group Company and, to the best knowledge and belief of IAMGOLD , each IAMGOLD Significant Interest Company has filed or caused to be filed, in a timely manner all Tax Returns required to be filed by it (all of which Tax Returns were correct and complete in all material respects) and has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable, collectible and remittable, except, in either case where such failure to file or to pay, collect, withhold or remit would not have a material adverse effect on IAMGOLD. IAMGOLD has provided adequate accruals in accordance with Canadian generally accepted accounting principals in the IAMGOLD Financial Statements for any Taxes for the period covered by such financial statements which have not been paid, whether or not shown as being due on any Tax Returns. Since December 31, 2003, no material liability for Taxes not reflected in the IAMGOLD Financial Statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. To the best knowledge and belief of IAMGOLD, there are no material proposed (but unassessed) additional Taxes and none have been asserted by the Canada Revenue Agency or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above. No waiver of any statute of limitations has been given or requested with respect to any IAMGOLD Group Company or, to the best knowledge and belief of IAMGOLD, any

IAMGOLD Significant Interest Company. No lien for Taxes has been filed or exists other than for Taxes not yet due and payable. For the purposes hereof (a) “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any governmental entity or authority, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, Canada Pension Plan premiums, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing and (b) “Tax Returns” means all returns, schedules, elections, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes.

(bb)	Intellectual Property. To the best knowledge and belief of IAMGOLD, the IAMGOLD Group owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights that are material to the conduct of the business of the IAMGOLD Group.

(cc)	Pension and Employee Benefits.

(i)	Each IAMGOLD Group Company has complied, in all material respects, with all of the terms of the pension and other employee compensation and benefit obligations of such IAMGOLD Group Company including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon such IAMGOLD Group Company (collectively the “IAMGOLD Benefit Plans” and each, individually an “IAMGOLD Benefit Plan") and all IAMGOLD Benefit Plans maintained by or binding upon any IAMGOLD Group Company are fully funded and in good standing with such regulatory authorities as may be applicable and no notice with respect thereto of underfunding, non-compliance, failure to be in good standing or otherwise has been received by such IAMGOLD Group Company from any such regulatory authority.

(ii)	No action has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any IAMGOLD Benefit Plan maintained by or binding upon any

IAMGOLD Group Company being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority.

(dd)	Compliance with Laws. IAMGOLD and, since the date IAMGOLD incorporated or acquired each other IAMGOLD Group Company, such IAMGOLD Group Company has complied with and is not in violation of any applicable Laws other than such non-compliance or violations which would not, individually or in the aggregate, have a material adverse effect on IAMGOLD. To the best knowledge and belief of IAMGOLD:

(i)	prior to the date IAMGOLD acquired an IAMGOLD Group Company, such IAMGOLD Group Company had complied with and was not in violation of any applicable Laws; and

(ii)	each of the IAMGOLD Significant Interest Companies has complied with and is not in violation of any applicable Laws; other than such non-compliance or violations which would not, individually or in the aggregate, have a material adverse effect on IAMGOLD.

(ee)	Certain Contracts. Other than agreements or obligations that have been entered into in the ordinary course of business and are typical in the mining industry but which neither individually nor in the aggregate could have a material adverse effect on IAMGOLD, no IAMGOLD Group Company is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of the IAMGOLD Group is conducted, (ii) limit any business practice of any IAMGOLD Group Company in any material respect, or (iii) restrict any acquisition or disposition of any property by any IAMGOLD Group Company in any material respect.

(ff)	Investment Company Status. IAMGOLD is not registered, and is not required to be registered, as an open-end investment company, a closed-end investment company, a unit investment trust or a face-amount certificate company under the United States Investment Company Act of 1940.

(gg)	Consideration Shares. The Consideration Shares will, upon issue, be issued as fully-paid and non-assessable shares.

6.	Representations and Warranties of Gold Fields

Subject to the disclosure in the Gold Fields Disclosure Letter and the Gold Fields Public Disclosure, Gold Fields, GF Ghana Holdings and GF Guernsey jointly and severally represent and warrant to and in favour of IAMGOLD as follows (provided that any representation and warranty concerning a Vendor that is not incorporated, organized or otherwise part of the Gold Fields Group as at the date of this Agreement shall be deemed to be given as of the date such Vendor is incorporated, organized or otherwise becomes part of the Gold Fields Group) and acknowledges that IAMGOLD is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization. Gold Fields, each of the Vendors and the Acquired Companies is a validly subsisting corporation under the laws of its jurisdiction of incorporation and has the corporate power and authority, and holds all material licenses and permits required for it, to own or lease its property and assets and to carry on its business as now conducted by it (provided that in the case of Gold Fields and the Vendors, a reference in this Agreement to such property, assets and business shall be deemed to be limited to the property, assets and business of the Acquired Companies). Each of the Acquired Companies is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a material adverse effect on the Acquired Companies. Each of GF Ghana Holdings and GF Guernsey is an indirect wholly-owned subsidiary of Gold Fields.

(b)	No Violation or Rights of Termination or Acceleration. Neither the execution and delivery of this Agreement by Gold Fields nor the completion of the Transaction on the basis set out herein will:

(i)	conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the articles or by-laws (or their equivalent) of Gold Fields or any of the Vendors or any agreement, instrument or license to which Gold Fields or any of the Vendors is a party or by which Gold Fields or any of the Vendors is bound or constitute a default or violation by Gold Fields or any of the Vendors thereunder, or under any Laws to which Gold Fields or any of the Vendors is subject or by which it is bound, or result in the creation or imposition of any Encumbrance upon the assets of any Acquired Company;

(ii)	conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the articles or by-laws (or their equivalent) of any Acquired Company or any agreement, instrument or license to which any Acquired Company is a party or by which any Acquired Company is bound or constitute a default or violation by any Acquired Company thereunder, or under any Laws to which any Acquired Company is subject or by which it is bound, or result in the creation or imposition of any Encumbrance upon the assets of any Acquired Company; or

(iii)	give rise to any right of termination of any agreement, instrument or license or acceleration of indebtedness, cause any indebtedness owing by any Acquired Company to come due before its stated maturity or cause any of its available credit to cease to be available; other than violations, contraventions, breaches, defaults, Encumbrances or rights of termination or acceleration that individually and in the aggregate would not reasonably be expected to have a material adverse effect on the Acquired Companies, on the direct or indirect ownership by the Vendors of the Acquired Interests taken as a whole or on the ability of Gold Fields and the Vendors to complete the Transaction.

(c)	No Employee Payments or Increase in Benefits. Neither the execution and delivery of this Agreement by Gold Fields nor the completion of the Transaction on the basis set out herein will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or officer of any Acquired Company or increase any benefits otherwise payable under any pension or benefits plan of any Acquired Company or result in the acceleration of the time of payment or vesting of any such benefits.

(d)	No Purchase Rights. Etc. Except for the potential transactions particulars of which are set out in the Gold Fields Disclosure Letter (the “Permitted Gold Fields Transactions"), no person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Gold Fields or any of the Vendors, directly or indirectly, of any shares or other securities of any of the Acquired Companies or from any Acquired Company of any assets which, individually or in the aggregate, are material to the Acquired Companies taken as a whole.

(e)	Capacity. Gold Fields has all necessary power, authority and capacity to enter into this Agreement, to carry out its obligations under this Agreement and to cause each of the Vendors to complete the Transaction as contemplated by this Agreement. Each of the Vendors is directly or indirectly wholly-owned by Gold Fields and has all necessary power, authority and capacity to complete the Transaction as contemplated by this Agreement. Gold Fields and each of the Vendors has all necessary power, authority and capacity to enter into all other agreements and instruments to be executed by them as contemplated by this Agreement or as required to complete the Transaction and to carry out their respective obligations under such other agreements and instruments.

(f)	Binding Agreement. The execution and delivery of this Agreement and the performance by each of Gold Fields, GF Ghana Holdings and GF Guernsey of its obligations hereunder have, subject to shareholder and any required regulatory approvals, been authorized by all necessary corporate action (including the approval of Gold Fields’ board of directors) and this Agreement constitutes a valid and binding obligation of each of Gold Fields, GF Ghana Holdings and GF Guernsey enforceable against it in accordance with its terms subject, however, to applicable statutes of limitations and limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, exchange control restrictions and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(g)	No Broker’s Commission. Gold Fields has not entered into any agreement that would entitle any person to any valid claim against any of the Vendors or any of the Acquired Companies for a broker’s commission, finder’s fee or any like payment in respect of the Transaction or any other matter contemplated by this Agreement.

(h)	Financial Statements. The unaudited (consolidated where applicable) financial statements of each Directly Acquired Company for the year ended June 30, 2004

(collectively, the “Directly Acquired Companies’ Financial Statements"), a copy of which has been delivered to IAMGOLD, have been prepared in accordance with International Financial Reporting Standards applied on a basis consistent with that for the audited (consolidated where applicable) financial statements of such Directly Acquired Company for the year ended June 30, 2003, are true, correct and complete in all material respects and present fairly the financial condition (including assets and liabilities) of such Directly Acquired Company as at the date thereof and the revenues, expenses and results of operations of such Directly Acquired Company for the year then ended. The unaudited consolidated trial balances for the Indirectly Acquired Companies as at June 30, 2004 (collectively, the “Consolidated Trial Balances"), copies of which have been delivered to IAMGOLD, are true, correct and complete in all material respects.

(i)	Outstanding Securities.

(i)	The outstanding shares of the Directly Acquired Companies are as set out in Schedule A. All of such are shares are owned of record and beneficially by the Gold Fields Group Companies and other persons set out in Schedule A (and, where such owners are Gold Fields Group Companies or their nominees, free and clear of any and all Encumbrances). There are no outstanding options, warrants or other securities of any of the Directly Acquired Companies exercisable or convertible into or exchangeable for, or other rights to acquire, any securities of the Directly Acquired Companies and no person other than members of the Gold Fields Group and IAMGOLD has any agreement, right or privilege capable of becoming such for the purchase, subscription, allotment or issue of any of the unissued securities of the Directly Acquired Companies;

(ii)	the outstanding securities of the Indirectly Acquired Companies are as set out in Schedule C, all of such securities are owned directly or indirectly by the Directly Acquired Companies, other Acquired Companies and other persons as set out in Schedule C (and, where such owners are affiliates of Gold Fields or their nominees, free and clear of any and all Encumbrances), there are no outstanding options, warrants or other securities of any of the Indirectly Acquired Companies exercisable or convertible into or exchangeable for, or other rights to acquire, any securities of the Indirectly Acquired Companies and no person has any agreement, right or privilege capable of becoming such for the purchase, subscription, allotment or issue of any of the unissued securities of the Indirectly Acquired Companies other than such options, warrants, securities, rights to acquire, agreements, rights or privileges as are held by any of the Acquired Companies or other persons shown on Schedule C as being holders of securities of the respective Indirectly Acquired Companies;

(iii)	the Listed Directly Acquired Interests are as set out in Schedule B and all securities shown on Schedule B as being held by GF Guernsey are owned of record and beneficially by GF Guernsey free and clear of any and all Encumbrances and there is no cease trade order or any other

Encumbrance affecting the Listed Directly Acquired Interests that would prevent the transfer thereof by GF Guernsey to IAMGOLD or a subsidiary thereof with good title and free and clear of any and all Encumbrances;

(iv)	the Listed Indirectly Acquired Interests are as set out in the Gold Fields Disclosure Letter;

(v)	all of the outstanding shares of the Acquired Companies owned by the Gold Fields Group are validly issued, fully paid and non-assessable: and

(vi)	the aggregate principal amount of the GF Ghana Loans is approximately US$203.4 million.

(j)	Material Liabilities. The Acquired Companies, taken as a whole, do not have any material liability or obligation, whether accrued, absolute, contingent or otherwise, not reflected in the Directly Acquired Companies’ Financial Statements or the Consolidated Trial Balances.

(k)	No Bankruptcy Proceedings. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the best knowledge and belief of Gold Fields, threatened against any Gold Fields Group Company before any court, regulatory or administrative agency or tribunal except for such proceedings that individually and in the aggregate would not reasonably be expected to have a material adverse effect on the Acquired Companies.

(l)	Litigation. There are no actions, suits or other legal proceedings currently pending, or to the best knowledge and belief of Gold Fields , threatened against any Gold Fields Group Company which individually or in the aggregate have, or could reasonably be expected to have, a material adverse effect on the Acquired Companies, the direct or indirect ownership by the Vendors of the Acquired Interests taken as a whole or the ability of Gold Fields, the Vendors or any of the Acquired Companies to complete the Transaction. No Gold Fields Group Company nor any of the respective properties or assets of any Gold Fields Group Company is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of any Acquired Company to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the completion of the Transaction.

(m)	Public Disclosure. Gold Fields is current in the filing of all public disclosure documents required to be filed by Gold Fields under applicable securities laws and stock exchange rules (collectively, the “Gold Fields Public Disclosure"), there are no filings that have been made on a confidential basis and all of such filings comply with the requirements of all applicable Laws and the rules, policies and instruments of all regulatory or administrative bodies having jurisdiction over Gold Fields except where such non-compliance has not and would not reasonably be expected to have a material adverse effect on Gold Fields. Taken as a whole, the Gold Fields Public Disclosure does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact, in each case relating to or in any way affecting the Acquired

Interests, that is required to be stated or that is necessary to make any statement contained therein not misleading in light of the circumstances in which it is made.

(n)	Full Disclosure. The disclosures made to IAMGOLD by Gold Fields in the Gold Fields Disclosure Letter or in documents referred to therein which have been provided or made available to IAMGOLD by Gold Fields or its Representatives or which are publicly available are true and correct in all material respects and disclose all facts that would be material to a purchaser of the Acquired Interests taken as a whole and there is no adverse material fact with respect to the Acquired Companies taken as a whole or, to the best knowledge and belief of Gold Fields, the Listed Acquired Interests taken as a whole which has not been disclosed therein to IAMGOLD.

(o)	Title. The Acquired Companies collectively are the owners, directly or indirectly, with good title, free and clear of any and all Encumbrances of all assets and properties (including all mining rights and mining properties) shown or reflected in the Directly Acquired Companies’ Financial Statements or the Consolidated Trial Balances except only such assets and properties as have been disposed of in the usual and ordinary course of business of the Acquired Companies since June 30, 2004, and any assets or properties acquired since such dates and, to Gold Fields’ best knowledge and belief, there is no state of facts which could reasonably be expected to cause any such title not to be so owned or to be subject to any Encumbrances; except in each case for Encumbrances which individually and in the aggregate do not have a material adverse effect on the Acquired Companies.

(p)	SARB Approval. Gold Fields has received written approval from SARB to the making by it of any payment contemplated by section 16.

(q)	Undertakings to Vote; Gold Fields has obtained irrevocable undertakings from each of the directors and senior officers of Gold Fields identified with reference to this subsection 6(q) in the Gold Fields Disclosure Letter to vote the common shares of Gold Fields beneficially owned or controlled by them in favour of the Transaction.

(r)	Consents, Etc. No consent, approval, order or authorization of, or declaration or filing with, any governmental authority or other person is required to be obtained by any Gold Fields Group Company in connection with the execution and delivery of this Agreement or the completion by any Gold Fields Group Company of the Transaction other than (i) filings with and approvals required by securities regulatory authorities having jurisdiction and stock exchanges on which any of Gold Field’s securities are listed, (ii) the consents, waivers, permits, orders or approvals referred to in this Agreement or the Gold Fields Disclosure Letter and (iii) any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the Acquired Companies.

(s)	Absence of Changes. Since June 30, 2004, except as publicly disclosed by Gold Fields prior to the date hereof or pursuant to a Permitted Gold Fields Transaction:

(i)	each Acquired Company has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	no Acquired Company has incurred or suffered an adverse change;

(iii)	there has not been any acquisition or sale by any Acquired Company of any material property or assets;

(iv)	other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by any Acquired Company of any debt for borrowed money, any creation or assumption by any Acquired Company of any Encumbrance, any making by any Acquired Company of any loan, advance or capital contribution to or investment in any other person (other than (a) loans or advances made in the ordinary and regular course of business and (b) loans made to another Acquired Company) or any entering into, amendment of, relinquishment, termination or non-renewal by any Acquired Company of any contract, agreement, licence, lease transaction, commitment or other right or obligation;

(v)	other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by any Acquired Company to any of their respective directors or officers or any grant to any such director or officer of any material increase in severance or termination pay or any material increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors or officers;

(vi)	no Acquired Company has effected any material change in its accounting methods, principles or practices; and

(vii)	neither Gold Fields nor any Vendor or Acquired Company has adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan which, in the case of Gold Fields or any Vendor, is maintained in whole or in part for the benefit of any Acquired Company; other than events, actions or matters which would not, individually or in the aggregate, have a material adverse effect on the Acquired Companies.

(t)	Employment Agreements.

(i)	No Acquired Company is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer of such Acquired Company which cannot be terminated without payment upon a maximum of twelve months’ notice;

(ii)	no Acquired Company has any employee or consultant whose employment or contract with such Acquired Company cannot be terminated without payment upon a maximum of twelve months’ notice; and

(iii)	no Acquired Company is (a) a party to or bound by any collective bargaining agreement, (b) to the best knowledge and belief of Gold Fields, subject to or affected by any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement or (c) subject to any current, or, to the best knowledge and belief of Gold Fields, pending or threatened strike or lockout.

(u)	Books and Records. Since the date each Acquired Company was acquired or incorporated by Gold Fields, the corporate records and minute books of such Acquired Company have been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy, individually or in the aggregate, would not have a material adverse effect on the Acquired Companies. The financial books and records and accounts of each Acquired Company in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of such Acquired Company and (iii) accurately and fairly reflect the basis for the Directly Acquired Companies’ Financial Statements. Each Acquired Company is subject to or has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that, in all material respects (a) transactions are executed in accordance with the general or specific authorization of the management of such Acquired Company and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with applicable generally accepted accounting principles or any criteria applicable to such financial statements and (ii) to maintain accountability for assets and liabilities.

(v)	Insurance. The Gold Fields Group maintains policies of insurance for the benefit of the Acquired Companies in amounts and in respect of such risks as are normal and usual for companies of a similar size operating in the mining industry and such policies are in full force and effect as of the date hereof.

(w)	Environmental. Since the date Gold Fields incorporated or acquired each Acquired Company there has been no Environmental Condition and, to the best knowledge and belief of Gold Fields, prior to the date Gold Fields acquired an Acquired Company, with respect to such Acquired Company there existed no Environmental Condition which, individually or in the aggregate, had or is reasonably likely to have a material adverse effect on the Acquired Companies.

(x)	Tax Matters. Each Acquired Company has filed or caused to be filed, in a timely manner all Tax Returns required to be filed by it (all of which Tax Returns were correct and complete in all material respects) and has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable, collectible and remittable, except, in either case where such failure to file or to pay, collect, withhold or remit would not have a material adverse effect on the Acquired Companies. Each Directly Acquired Company

has provided adequate accruals in accordance with applicable generally accepted accounting principals in its Directly Acquired Companies’ Financial Statements for any Taxes for the period covered by such financial statements which have not been paid, whether or not shown as being due on any Tax Returns. Since June 30, 2004, no material liability for Taxes not reflected in the Directly Acquired Companies’ Financial Statements, the Consolidated Trial Balances or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. To the best knowledge and belief of Gold Fields, there are no material proposed (but unassessed) additional Taxes and none have been asserted by any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above, and no waiver of any statute of limitations has been given or requested with respect to any Acquired Company. No lien for Taxes has been filed or exists other than for Taxes not yet due and payable.

(y)	Intellectual Property. To the best knowledge and belief of Gold Fields, the Acquired Companies own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights that are material to the conduct of the business of the Acquired Companies.

(z)	Pension and Employee Benefits.

(i)	Gold Fields, each Vendor and each Acquired Company has complied, in all material respects, with all of the terms of the pension and other employee compensation and benefit obligations of such Acquired Company, or, in the case of Gold Fields and each Vendor, which are owed to any directors, officers or employees of such Acquired Company by Gold Fields or such Vendor as the case may be, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon such Acquired Company or, in the case of Gold Fields and each Vendor, which are maintained in whole or in part for the benefit of such Acquired Company (collectively the “Acquired Company Benefit Plans” and each, individually an “Acquired Company Benefit Plan") and all Acquired Company Benefit Plans are fully funded and in good standing with such regulatory authorities as may be applicable and no notice with respect thereto of underfunding, non-compliance, failure to be in good standing or otherwise has been received by Gold Fields, any Vendor or such Acquired Company from any such regulatory authority.

(ii)	No action has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Acquired Company Benefit Plan maintained by or binding upon any Acquired Company being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority.

(aa)	Compliance with Laws. Since the date Gold Fields incorporated or acquired each Acquired Company, such Acquired Company has complied with and is not in violation of any applicable Laws other than such non-compliance or violations which would not, individually or in the aggregate, have a material adverse effect on the Acquired Companies and, to the best knowledge and belief of Gold Fields, prior to the date Gold Fields acquired an Acquired Company, such Acquired Company had complied with and was not in violation of any applicable Laws other than such non-compliance or violations which would not, individually or in the aggregate, have a material adverse effect on the Acquired Companies.

(bb)	Certain Contracts. Other than agreements or obligations that have been entered into in the ordinary course of business and are typical in the mining industry but which neither individually nor in the aggregate could have a material adverse effect on the Acquired Companies, neither Gold Fields nor any Vendor or Acquired Company is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of the Acquired Companies is conducted, (ii) limit any business practice of any Acquired Company in any material respect, or (iii) restrict any acquisition or disposition of any property by any Acquired Company in any material respect.

7.	Covenants of IAMGOLD

IAMGOLD hereby covenants and agrees with Gold Fields as follows:

(a)	IAMGOLD Meeting. IAMGOLD shall convene and hold a special meeting of its shareholders (the “IAMGOLD Meeting") for the purpose of considering the IAMGOLD Shareholder Resolutions as soon as reasonably practicable and in any event no later than December 7, 2004 or such later date as may be mutually agreed upon by IAMGOLD and Gold Fields and, in connection therewith, IAMGOLD shall:

(i)	as promptly as reasonably practicable, prepare, file and distribute to its shareholders in accordance with all applicable Laws a management information circular (the “IAMGOLD Circular"), together with any other documents required by applicable Laws in connection with the approval of the IAMGOLD Shareholder Resolutions by the shareholders of IAMGOLD, and give Gold Fields the opportunity to review and comment on the IAMGOLD Circular and all such other documents (all of which documents shall be reasonably satisfactory to Gold Fields before they are filed or distributed to shareholders);

(ii)	in a timely and expeditious manner, prepare, file and distribute to its shareholders any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the IAMGOLD Circular in accordance with all applicable Laws (which amendments or supplements shall be reasonably satisfactory to Gold Fields before they are filed or distributed to shareholders);

(iii)	solicit proxies to be voted at the IAMGOLD Meeting in favour of the IAMGOLD Shareholder Resolutions and otherwise use commercially reasonable efforts to obtain the approval of the required majority of votes to be cast by IAMGOLD shareholders in respect of the IAMGOLD Shareholder Resolutions;

(iv)	allow representatives of Gold Fields to attend the IAMGOLD Meeting; and

(v)	conduct the IAMGOLD Meeting in accordance with the Canada Business Corporations Act, the by-laws of IAMGOLD and as otherwise required by applicable Laws.

(b)	Satisfaction of Conditions. Unless and until this Agreement is terminated in accordance with subsection 17(a), IAMGOLD will use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions to the completion of the Transaction at or before the Escrow Time and will take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Transaction, including using its commercially reasonable efforts to:

(i)	make all notifications and obtain all consents, approvals and authorizations as are required to be obtained by any IAMGOLD Group Company under any applicable Law or from any governmental entity or authority which would, if not obtained, materially impede the completion of the Transaction or have a material adverse effect on IAMGOLD;

(ii)	effect all necessary registrations, filings and submissions of information requested by any governmental entities or authorities required to be effected by them in connection with the Transaction;

(iii)	oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the Transaction contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to complete, the Transaction; and

(iv)	cooperate with Gold Fields in connection with the performance by Gold Fields of its obligations hereunder, including cooperating with Gold Fields in applying for and obtaining, or causing to be applied for and obtained, all consents, orders and approvals required by Gold Fields in connection with the completion of the Transaction.

(c)	Information for the Gold Fields Circular. IAMGOLD shall promptly furnish to Gold Fields all information concerning IAMGOLD as may be required for the preparation of the Gold Fields Circular (subject to obtaining any necessary consents to the disclosure of such information, which consents IAMGOLD shall use its commercially reasonable efforts to obtain) and hereby covenants that no information furnished by IAMGOLD in connection therewith or otherwise in connection with the completion of the Transaction will contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact that is required to be stated therein in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is provided.

(d)	IAMGOLD Circular. IAMGOLD shall ensure that the IAMGOLD Circular complies with all applicable Laws and, without limiting the generality of the foregoing, shall ensure that the IAMGOLD Circular does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact that is required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to Gold Fields or the Acquired Companies which is provided by Gold Fields).

(e)	Usual Course of Business. Except (i) in connection with completing the Permitted IAMGOLD Transactions in accordance with the IAMGOLD Disclosure Letter or (ii) as required to complete the Transaction, IAMGOLD shall conduct its business only in, and shall not take any action except in, the usual, ordinary and regular course of business of IAMGOLD and consistent with past practices of IAMGOLD and, for such purposes, any third party debt financing (which may be secured on shares and assets of the IAMGOLD Group or unsecured) obtained by any IAMGOLD Group Company for bona fide business purposes will be deemed to be in the usual, ordinary and regular course.

(f)	Prohibited Actions. Except in connection with completing the Permitted IAMGOLD Transactions in accordance with the IAMGOLD Disclosure Letter or as required to complete the Transaction, prior to the completion of the Transaction, without the prior written consent of Gold Fields, IAMGOLD shall not:

(i)	undertake, or permit any other IAMGOLD Group Company to undertake, any merger, amalgamation, business combination, reorganization, recapitalization, liquidation, transfer of assets, issuance of treasury securities or any other transaction, except in each case with or to another IAMGOLD Group Company, which would have the effect of changing the direct or indirect legal or beneficial ownership of, or create any Encumbrance on, the shares or material assets of any of the subsidiaries of IAMGOLD or any IAMGOLD Significant Interest Company or enter into any agreement or commitment in respect of any of the foregoing;

(ii)	(a) issue any common shares other than pursuant to options, warrants or other securities exercisable or convertible into or exchangeable for, or other rights to acquire, IAMGOLD common shares which are currently outstanding as of the date hereof, (b) amend the terms of any such options, warrants or other securities, (c) issue any additional options, warrants or other securities exercisable or convertible into or exchangeable for IAMGOLD common shares or (d) enter into or grant any agreement, right or privilege capable of becoming such for the purchase, subscription, allotment or issue of any unissued securities of IAMGOLD;

(iii)	reduce its capital in respect of any class of securities of IAMGOLD;

(iv)	declare, set aside or pay any dividend payable in cash, securities, property or otherwise with respect to the shares of IAMGOLD (other than the Special Dividend) or make any other distribution whatsoever to the holders of IAMGOLD’s securities;

(v)	amend or propose to amend the articles or by-laws (or their equivalent) of any IAMGOLD Group Company;

(vi)	split, combine or reclassify any of the shares of any IAMGOLD Group Company;

(vii)	redeem, purchase or offer to purchase, or permit any other IAMGOLD Group Company to redeem, purchase or offer to purchase, any IAMGOLD common shares or any options or obligations or rights under existing contracts, agreements and commitments;

(viii)	acquire or agree to acquire, or permit any IAMGOLD Group Company to acquire or agree to acquire, any other person (or material interest therein) or division of any other person other than another IAMGOLD Group Company or in connection with a transaction otherwise permitted by this Agreement;

(ix)	(a) satisfy or settle, or permit any other IAMGOLD Group Company to satisfy or settle, any claims or disputes, except such as have been included in the IAMGOLD Financial Statements, which are, individually or in the aggregate, in an amount in excess of $1,500,000 or which constitute a claim or liability between IAMGOLD Group Companies (b) relinquish, or permit any other IAMGOLD Group Company to relinquish, any contractual rights which are, individually or in the aggregate, in an amount in excess of $1,500,000; or (c) enter into, or permit any other IAMGOLD Group Company to enter into, any interest rate, currency or commodity swaps, hedges, caps, collars, forward sales or other similar financial instruments other than in the ordinary and regular course of business and not for speculative purposes;

(x)	except as otherwise permitted by this Agreement (a) incur or authorize, agree or otherwise become committed, or permit any other IAMGOLD Group Company to incur or authorize, agree or otherwise become committed to incur, any indebtedness for borrowed money or (b) provide or authorize, agree or otherwise become committed to provide, or permit any other IAMGOLD Group Company to incur or authorize, agree or otherwise become committed to provide, any guarantee for borrowed money; or

(xi)	except as required by Canadian generally accepted accounting practices, any other generally accepted accounting principle to which any IAMGOLD Group Company may be subject or any applicable Laws, make any changes to the existing accounting practices of any IAMGOLD Group Company or make any material tax election inconsistent with past practice.

(g)	Mvelaphanda Novation Agreement. IAMGOLD shall execute and deliver at or before the Escrow Time an agreement (the “Mvelaphanda Novation Agreement") providing for the assignment to IAMGOLD of the rights and the assumption by it of the obligations of GFLMS under its agreement with Mvelaphanda Resources Limited which became effective on March 1, 2002 to the extent they relate to properties outside of the SADC, which agreement shall be effective as of the Completion Date and shall be acceptable to each of IAMGOLD and Gold Fields acting reasonably.

8.	Covenants of Gold Fields

Gold Fields hereby covenants and agrees with IAMGOLD as follows:

(a)	Gold Fields Meeting. Gold Fields shall convene and hold a special meeting of its shareholders (the “Gold Fields Meeting") for the purpose of considering the Transaction as soon as reasonably practicable and in any event no later than December 7, 2004 or such later date as may be mutually agreed upon by IAMGOLD and Gold Fields and, in connection therewith, Gold Fields shall:

(i)	as promptly as reasonably practicable, prepare, file and distribute to its shareholders in compliance with all applicable Laws a circular (the “Gold Fields Circular"), together with any other documents required by applicable Laws in connection with the approval of the Transaction by the shareholders of Gold Fields, and give IAMGOLD the opportunity to review and comment on the Gold Fields Circular and all such other documents (all of which documents shall be reasonably satisfactory to IAMGOLD before they are filed or distributed to shareholders);

(ii)	in a timely and expeditious manner, prepare, file and distribute to its shareholders any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Gold Fields Circular in accordance with all applicable Laws (which amendments or supplements shall be reasonably satisfactory to IAMGOLD before they are filed or distributed to shareholders);

(iii)	solicit proxies to be voted at the Gold Fields Meeting in favour of the approval of the Transaction and otherwise use commercially reasonable efforts to obtain the approval of the required majority of votes to be cast by Gold Fields shareholders in respect of the approval of the Transaction;

(iv)	allow representatives of IAMGOLD to attend the Gold Fields Meeting; and

(v)	conduct the Gold Fields Meeting in accordance with the articles of association of Gold Fields and as otherwise required by applicable Laws.

(b)	Satisfaction of Conditions. Unless and until this Agreement is terminated in accordance with subsection 17(a), Gold Fields will use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions to the completion of the Transaction at or before the Escrow Time and will take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Transaction, including using its commercially reasonable efforts to:

(i)	make all notifications and obtain all consents, approvals and authorizations as are required to be obtained by any Gold Fields Group Company under any applicable Law or from any governmental entity or authority which would, if not obtained, materially impede the completion of the Transaction or have a material adverse effect on the Acquired Companies;

(ii)	effect all necessary registrations, filings and submissions of information requested by any governmental entities or authorities required to be effected by them in connection with the Transaction;

(iii)	oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the Transaction or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to complete, the Transaction; and

(iv)	co-operate with IAMGOLD in connection with the performance by IAMGOLD of its obligations hereunder, including cooperating with IAMGOLD in applying for and obtaining, or causing to be applied for and obtained, all consents, orders and approvals required by IAMGOLD in connection with the completion of the Transaction.

(c)	Information for the IAMGOLD Circular. Gold Fields shall promptly furnish to IAMGOLD all information concerning Gold Fields, the Vendors, the Acquired Companies and the Listed Acquired Interests as may be required for the preparation of the IAMGOLD Circular (subject to obtaining any necessary consents to the disclosure of such information, which consent Gold Fields shall use its commercially reasonable efforts to obtain) and hereby covenants that no information furnished by Gold Fields in connection therewith or otherwise in connection with the completion of the Transaction will contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact that is required to be stated therein in order to make any information so furnished for use in any such document not misleading in light of the circumstances in which it is provided.

(d)	Gold Fields Circular. Gold Fields shall ensure that the Gold Fields Circular complies with all applicable Laws and, without limiting the generality of the foregoing, shall ensure that the Gold Fields Circular does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact that is required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by IAMGOLD).

(e)	Usual Course of Business. Except (i) in connection with completing the Permitted Gold Fields Transactions in accordance with the Gold Fields Disclosure Letter, (ii) as required to complete the Transaction and (iii) conduct or actions of Gold Fields or the Vendors that could not reasonably be expected to have an adverse effect on the Acquired Interests or the ability of Gold Fields or the Vendors to complete the Transaction, Gold Fields shall cause each Vendor and each Acquired Company to conduct its business only in, and to not take any action except in, the usual, ordinary and regular course of the businesses of the Acquired Companies taken as a whole and consistent with past practices of the Acquired Companies taken as a whole and, for such purposes, any debt or equity financing provided by any of the Acquired Companies or any debt financing provided by a third party (any of which debt financing may be guaranteed by or secured on shares and assets of the Acquired Companies or unsecured) to any of the Acquired Companies for bona fide business purposes of the Acquired Companies will be deemed to be in the usual, ordinary and regular course. Notwithstanding the foregoing, in the event of any proposed merger, amalgamation, share exchange, business combination, take-over bid, sale or other disposition of all or substantially all of the assets, recapitalization, reorganization, liquidation, exchange offer or any type of similar transaction involving (i) any of the Listed Directly Acquired Interests or (ii) any other entity whose securities are held by any of the Acquired Companies and are listed or posted for trading on any stock exchange or market (the “Listed Indirectly Acquired Interests” and, collectively with the Listed Directly Acquired Interests, the “Listed Acquired Interests"), any such transaction being referred to herein as a “Public Markets Transaction", Gold Fields, the Vendors or any Acquired Company, as the case may be, shall be entitled (after consultation with IAMGOLD) to participate in such transaction (whether by depositing Listed Acquired Interests to any such take-over bid or in any other manner in relation to any other form of Public Markets Transaction) on the same basis as other holders of such Listed Acquired Interests generally are entitled to so participate, provided that any consideration received by Gold Fields, the Vendors or the Acquired Companies upon the completion of such Public Markets Transaction shall form part of the Acquired Interests.

(f)	Prohibited Actions. Except in connection with completing the Permitted Gold Fields Transactions in accordance with the Gold Fields Disclosure Letter or as required to complete the Transaction (including any Structure Changes), prior to the completion of the Transaction, without the prior written consent of IAMGOLD, Gold Fields shall not permit any Acquired Company to:

(i)	undertake any merger, amalgamation, business combination, reorganization, recapitalization, liquidation, transfer of material assets, issuance of treasury securities or any other transaction, except in each case with or to another Acquired Company, which would have the effect of changing the direct or indirect legal or beneficial ownership of, or create any Encumbrance on, the shares or material assets of any of the Acquired Companies or enter into any agreement or commitment in respect of any of the foregoing;

(ii)	(a) issue any securities other than to the Vendors or the Acquired Companies (in either such event, the issued securities shall be deemed to form part of the Acquired Interests) or any other persons listed in Schedules A, B or C as being holders of shares of or other interests in any Acquired Company, (b) amend the terms of any securities of the Acquired Companies which are currently outstanding as of the date hereof, or (c) enter into or grant any agreement, right or privilege capable of becoming such for the purchase, subscription, allotment or issue of any unissued securities other than by or to the Vendors or the Acquired Companies (in any such event, the agreement, right or privilege shall be deemed to form part of the Acquired Interests) or any other persons listed in Schedules A, B or C as being holders of shares of or other interests in any Acquired Company;

(iii)	reduce its capital in respect of any class of securities;

(iv)	declare, set aside or pay any dividend payable in cash, securities, property or otherwise with respect to the shares of such Acquired Company, or make any other distribution whatsoever to the holders of its securities, in each case other than to another Acquired Company;

(v)	amend or propose to amend its articles or by-laws (or their equivalent);

(vi)	split, combine or reclassify any of the shares of such Acquired Company;

(vii)	redeem, purchase or offer to purchase, any of its shares other than those held by another Acquired Company;

(viii)	acquire or agree to acquire any other person (or material interest therein) or division of any other person other than another Acquired Company or in connection with a transaction otherwise permitted by this Agreement;

(ix)	(a) satisfy or settle any claims or disputes, except such as have been included in the Directly Acquired Companies’ Financial Statements, which are, individually or in the aggregate, in an amount in excess of $3,000,000 or which constitute a claim or liability between Acquired Companies (b) relinquish any contractual rights which are, individually or in the aggregate, in an amount in excess of $3,000,000; or (c) enter into any interest rate, currency or commodity swaps, hedges, caps, collars, forward sales or other similar financial instruments other than in the ordinary and regular course of business and not for speculative purposes;

(x)	except as otherwise permitted by this Agreement or as disclosed in the Gold Fields Disclosure Letter (a) incur or authorize, agree or otherwise become committed to incur any indebtedness for borrowed money or (b) provide or authorize, agree or otherwise become committed to provide any guarantee for borrowed money; or

(xi)	except as required by International Financial Reporting Standards, any other generally accepted accounting principle to which such Acquired Company may be subject or any applicable Laws, make any changes to its existing accounting practices or make any material tax election inconsistent with past practice.

(g)	Net Cash Subscription Amount. Gold Fields shall ensure that as at the Completion Date, the Net Cash Subscription Amount is not a negative amount.

(h)	Mvelaphanda Novation Agreement. Gold Fields shall cause GFLMS to execute and deliver at or before the Escrow Time the Mvelaphanda Novation Agreement.

9.	Mutual Conditions of Transaction

The respective obligations of IAMGOLD and Gold Fields to complete the Transaction shall be subject to the satisfaction or waiver of the following conditions to be performed or complied with at or prior to the Escrow Time as defined in section 13 hereof:

(a)	the shareholders of IAMGOLD shall have approved, in accordance with applicable Laws, the resolution referred to in subsection 1(a)(xii)A;

(b)	the TSX and the NYSE, or failing an NYSE listing for the IAMGOLD common shares, the AMEX shall have conditionally approved the listing thereon of the Consideration Shares, subject only to compliance with the usual requirements of such exchanges;

(c)	all of the rights, benefits, obligations and liabilities of GF Ghana Holdings pursuant to existing management contracts and all other agreements between GF Ghana Holdings and each of the Ghana JV Companies will have been transferred by way of novation, as of and with effect from the Completion Date, to IAMGOLD or a current or future subsidiary of IAMGOLD, as directed by Gold Fields, pursuant to novation agreements in form and substance reasonably satisfactory to each of IAMGOLD and Gold Fields;

(d)	IAMGOLD and Gold Fields shall have entered into the Anti-Dilution Agreement and the Relationship Agreement, each as of and with effect from the Completion Date;

(e)	(i) the satisfaction of the requirements of the JSE Securities Exchange, South Africa in relation to the Transaction and (ii) the written approval of the Minister of Industry pursuant to the Investment Canada Act, each substantially as requested in applications by or on behalf of Gold Fields or IAMGOLD, as the case may be, a copy of which applications has been (or, in the case of applications which have not been made as of the date hereof, the substance of which applications will be disclosed to the other party and a copy of which applications will be) provided by the party making same to the other party, shall have been obtained on terms reasonably satisfactory to each of Gold Fields and IAMGOLD; and

(f)	Gold Fields shall have obtained all required approvals, consents, waivers, permits, exemptions and orders and agreements and all amendments and modifications to agreements, indentures and arrangements which may be necessary or desirable in connection with, and shall have caused to occur, the transfer of all of its indirect interests in (i) Kisenge Limited and its subsidiaries Cluff Mining Congo SPRL and Mines d’Or de Kisenge SARL, (ii) the Tembo project in Tanzania and (iii) the Okimo project in the Democratic Republic of the Congo to one or more subsidiaries of Gold Fields which are not Acquired Companies, all on terms which would not reasonably be expected to have any residual adverse effect on IAMGOLD or any IAMGOLD Group Company, on the Acquired Interests taken as a whole or on the ability of the parties to complete the Transaction in accordance with the terms hereof.

The foregoing conditions are for the mutual benefit of the parties hereto and may be waived in respect of a party, in whole or in part, by such party in writing at any time. If any of such conditions shall not be satisfied or waived at or before the Escrow Time or, if earlier, the date required for the performance thereof, then any party may terminate this Agreement by written notice to the others provided that the failure to satisfy such condition is not the result, directly or indirectly, of a breach of this Agreement by the terminating party.

10.	Conditions Precedent to the Obligations of IAMGOLD

The obligation of IAMGOLD to complete the Transaction shall be subject to the satisfaction or waiver of the following conditions to be performed or complied with at or prior to the Escrow Time:

(a)	Gold Fields, the Vendors and the Acquired Companies shall have performed and complied in all material respects with all of the covenants and obligations required to be performed or complied with by Gold Fields, the Vendors or the Acquired Companies, as the case may be, prior to the Escrow Time;

(b)	the representations and warranties of Gold Fields contained in this Agreement which are qualified by the expression “material adverse effect” or the word “material” shall be true and accurate when made and as of the Escrow Time and all other representations and warranties of Gold Fields contained in this Agreement shall be true and accurate in all material respects when made and as of the Escrow Time, in each case with the same force and effect as if they had been made at the Escrow Time;

(c)	from the date of this Agreement to the Escrow Time, there shall not have been any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on the Acquired Companies;

(d)	there shall have been obtained releases or terminations effective as of the Completion Date in form and substance reasonably satisfactory to IAMGOLD in respect of any obligations or liabilities of any of the Acquired Companies pursuant to any agreement, arrangement or understanding to provide any guarantee, indemnity or other financial support in relation to any debts, liabilities or obligations of Gold Fields or any of its subsidiaries other than the Acquired Companies;

(e)	all governmental, court, regulatory, third person and other approvals, consents, expiry of waiting periods, waivers, permits, exemptions, orders and agreements and all amendments and modifications to, and terminations of, agreements, indentures and arrangements which, if not obtained, agreed, amended, modified or terminated in connection with the completion of the Transaction, would have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on IAMGOLD or its shareholders or the Acquired Companies or which could materially impede the completion of the Transaction and which are not otherwise specifically described in this Agreement, including those described in the IAMGOLD Disclosure Letter or the Gold Fields Disclosure Letter, shall have been obtained or received on terms that are reasonably satisfactory to IAMGOLD;

(f)	there shall not be in force any Laws, and there shall have been no action taken under any applicable Laws or by any government, governmental entity or authority or regulatory authority which

(i)	makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Transaction, or

(ii)	results or could reasonably be expected to result in a judgment, order, decree or assessment of damages relating to the Transaction which is, or could be, directly or indirectly, relating to the Transaction which has, or could reasonably be expected to have, a material adverse effect on IAMGOLD or the Acquired Companies;

(g)	other than in the normal course of business, (i) there shall have been no material change in the employment arrangements of any senior officer of any Acquired Company from the date hereof and (ii) no Acquired Company shall have hired any additional senior officer;

(h)	IAMGOLD shall have been furnished with such customary certificates, affidavits and statutory declarations of Gold Fields, the Vendors and the Acquired Companies or of officers of Gold Fields, the Vendors and the Acquired Companies as IAMGOLD or IAMGOLD’s counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to be performed or complied with by Gold Fields, the Vendors and the Acquired Companies, as the case may be, at or prior to the Escrow Time have been performed and complied with and that the representations and warranties of Gold Fields herein given are true and correct at the Escrow Time;

(i)	IAMGOLD shall have been provided with an opinion of Edward Nathan & Friedland to the effect that all South African regulatory requirements required to be satisfied by Gold Fields in connection with the completion of the Transaction have been satisfied; and

(j)	Gold Fields shall have executed and delivered, or caused to be executed and delivered such customary agreements, instruments of transfer and assignment, certificates, resolutions and other documents giving effect to the Transaction as of the Completion Date as are typical for a transaction similar in nature to the Transaction or as may be required by IAMGOLD, acting reasonably, all in form satisfactory to IAMGOLD, acting reasonably.

The foregoing conditions are for the benefit of IAMGOLD and may be waived, in whole or in part, by IAMGOLD in writing at any time. If any of such conditions shall not be satisfied or waived at or before the Escrow Time or, if earlier, the date required for the performance thereof, then IAMGOLD may terminate this Agreement by written notice to Gold Fields and the Vendors provided that the failure to satisfy such condition is not the result, directly or indirectly, of a breach of this Agreement by IAMGOLD.

11.	Conditions Precedent to the Obligations of Gold Fields

The obligations of Gold Fields to complete the Transaction shall be subject to the satisfaction or waiver of the following conditions to be performed or complied with at or prior to the Escrow Time:

(a)	IAMGOLD and the other IAMGOLD Group Companies shall have performed and complied in all material respects with all of the covenants and obligations required to be performed or complied with by IAMGOLD or the other IAMGOLD Group Companies, as the case may be, prior to the Escrow Time;

(b)	the representations and warranties of IAMGOLD contained in this Agreement which are qualified by the expression “material adverse effect” or the word “material” shall be true and accurate when made and as of the Escrow Time and all other representations and warranties of IAMGOLD contained in this Agreement shall be true and accurate in all material respects when made and as of the Escrow Time, in each case with the same force and effect as if they had been made at the Escrow Time;

(c)	from the date of this Agreement to the Escrow Time, there shall not have been any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on IAMGOLD;

(d)	there shall have been obtained releases or terminations effective as of the Completion Date in form and substance reasonably satisfactory to Gold Fields in respect of any obligations or liabilities of Gold Fields or any of its subsidiaries other than the Acquired Companies, pursuant to any agreement, arrangement or understanding, to provide any guarantee, indemnity or other financial support in relation to any debts, liabilities or obligations of any of the Acquired Companies;

(e)	all governmental, court, regulatory, third person and other approvals, consents, expiry of waiting periods, waivers, permits, exemptions, orders and agreements and all amendments and modifications to, and terminations of, agreements, indentures and arrangements which, if not obtained, agreed, amended, modified or terminated in connection with the completion of the Transaction, would have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Gold Fields, IAMGOLD, their respective shareholders, any Vendor or the Acquired Companies or which could materially impede the completion of the Transaction and which are not otherwise specifically described in this Agreement, including those described in the IAMGOLD Disclosure Letter or the Gold Fields Disclosure Letter, shall have been obtained or received on terms that are reasonably satisfactory to Gold Fields;

(f)	there shall not be in force any Laws, and there shall have been no action taken under any applicable Laws or by any government, governmental entity or authority or regulatory authority which

(i)	makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Transaction, or

(ii)	results or could reasonably be expected to result in a judgment, order, decree or assessment of damages relating to the Transaction which is, or could be, directly or indirectly, relating to the Transaction which has, or could reasonably be expected to have, a material adverse effect on Gold Fields, IAMGOLD, any Vendor or the Acquired Companies;

(g)	since the date of this Agreement no person together with its joint actors shall have acquired beneficial ownership of, or exercise control or direction over, directly or indirectly, in aggregate more than 20% of the then issued and outstanding common shares of IAMGOLD;

(h)	other than in the normal course of business, (i) there shall have been no material change in the employment arrangements of any senior officer of any IAMGOLD Group Company from the date hereof and (ii) no IAMGOLD Group Company shall have hired any additional senior officer;

(i)	IAMGOLD shall have (i) procured the resignations of and releases (in form and substance reasonably acceptable to Gold Fields) from the five directors not remaining as directors of IAMGOLD as contemplated by subsection 3(b), (ii) taken all such action as may be necessary to increase the number of IAMGOLD’s directors to ten and (iii) elected or appointed seven nominees of Gold Fields as directors, all effective as of the Completion Date;

(j)	the TSX and the NYSE, or failing a listing of the common shares of IAMGOLD on the NYSE, the AMEX shall have given written confirmation to Gold Fields on terms that are reasonably satisfactory to Gold Fields that the Consideration Shares will not be subject to any escrow requirements of such exchanges;

(k)	IAMGOLD and Gold Fields shall have entered into the Registration Rights Agreement as of and with effect from the Completion Date;

(l)	the shareholders of IAMGOLD shall have approved, in accordance with applicable Laws, the resolutions referred to in subsection 1(a)(xii) B, C and D;

(m)	the shareholders of Gold Fields shall have approved the Transaction in the manner determined by the directors of Gold Fields;

(n)	Mvelaphanda Resources Limited shall have executed and delivered the Mvelaphanda Novation Agreement;

(o)	Gold Fields shall have been furnished with such customary certificates, affidavits and statutory declarations of IAMGOLD or of officers of IAMGOLD as Gold Fields or Gold Fields’ counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to be performed or complied with by the IAMGOLD Group Companies at or prior to the Escrow Time have been performed and complied with and that the representations and warranties of IAMGOLD are true and correct at the Escrow Time; and

(p)	IAMGOLD shall have executed and delivered, or caused to be executed and delivered, at the closing of the Transaction such customary agreements, instruments of transfer and assignment, certificates, resolutions and other closing documents giving effect to the Transaction as of the Completion Date as are typical for a transaction similar in nature to the Transaction or as may be required by Gold Fields, acting reasonably, all in form satisfactory to Gold Fields, acting reasonably.

The foregoing conditions are for the benefit of Gold Fields and may be waived, in whole or in part, by Gold Fields in writing at any time. If any of such conditions shall not be satisfied or waived at or before the Escrow Time or, if earlier, the date required for the performance thereof, then Gold Fields or any of the Vendors may terminate this Agreement by written notice to IAMGOLD provided that the failure to satisfy such condition is not the result, directly or indirectly, of a breach of this Agreement by Gold Fields or any of the Vendors.

12.	Merger of Conditions

The conditions set out in sections 9, 10 and 11 shall be conclusively deemed to have been satisfied, fulfilled or waived as at the Escrow Time, provided that, for greater certainty, subsections 7(e) and (f) and 8(e) and (f) and any other provisions necessary to give effect to the full intent and meaning of this Agreement shall continue in full and effect until the Completion Date or as otherwise provided herein.

13.	Escrow Closing; Completion Date

(a)	IAMGOLD and Gold Fields shall use their commercially reasonable efforts to close the Transaction in escrow (the “Escrow Closing") by December 15, 2004 (the “Escrow Date"), provided that IAMGOLD or Gold Fields shall be entitled to unilaterally extend the Escrow Date to a date not later than December 21, 2004. For greater certainty, in the event that the Escrow Closing has not occurred by December 21, 2004, each of IAMGOLD and Gold Fields shall be entitled to terminate this Agreement.

(b)	The Escrow Closing shall take place at the offices of McCarthy Tétrault LLP, Suite 4700, Toronto Dominion Bank Tower, Toronto, Ontario at 9:00 a.m. Toronto time (the “Escrow Time") on the Escrow Date provided that all conditions for the completion of the Transaction have then been fulfilled or waived except for the declaration and payment by IAMGOLD of the Special Dividend, or at such other place, Escrow Time or date as may be agreed to by IAMGOLD and Gold Fields.

(c)	The completion of the Transaction shall occur during the period between the Escrow Date and the later of:

(i)	a date not later than January 5, 2005 designated by Gold Fields, and

(ii)	eight business days following the date of the Escrow Closing, being the date when the Special Dividend is to be paid,

(the “Completion Date") and each step involved in the completion of the Transaction shall occur, and for all purposes shall be deemed and construed to have occurred, as of and with effect from the time and/or date specified in the Structure Notice.

14.	No Solicitation

Subject to all Laws applicable to IAMGOLD and Gold Fields, respectively, during the period commencing on the date hereof and continuing until the earlier of the completion of the Transaction and the Termination Date, neither of IAMGOLD or Gold Fields shall, directly or indirectly, nor shall it authorize or permit any of its Representatives to, directly or indirectly:

(a)	solicit, initiate, encourage, engage in or respond to any inquiries or proposals other than the Transaction (each an “Acquisition Proposal") regarding (i) in the case of IAMGOLD, any merger, amalgamation, share exchange, business combination, take-over bid, sale or other disposition of all or substantially all of its assets, any recapitalization, reorganization, liquidation, material sale or issue of treasury securities or rights or interests therein or thereto or rights or options to acquire any material number of treasury securities, any exchange offer or any type of similar transaction which would or could, in any case, constitute a de facto acquisition or change of control of IAMGOLD, or (ii) in the case of Gold Fields, any transaction (other than any Public Markets Transaction) which would or could result in the acquisition by any person other than a Gold Fields Group Company of any or any part of the Acquired Interests;

(b)	participate in any discussions or negotiations regarding any Acquisition Proposal;

(c)	withdraw or modify in a manner adverse to the other party hereto the approval of its directors of the Transaction;

(d)	agree to, approve or recommend an Acquisition Proposal; or

(e)	enter into any agreement related to an Acquisition Proposal;

provided, however, that subject as hereinafter provided, nothing in this section 14 shall (A) prevent IAMGOLD from completing the Permitted IAMGOLD Transactions or Gold Fields from completing the Permitted Gold Fields Transactions, (B) prevent IAMGOLD from furnishing non-public information to, or entering into a confidentiality agreement and/or discussions with, any person in response to a bona fide unsolicited Acquisition Proposal that is submitted by such person after this section 14 takes effect and which is not withdrawn if, prior to furnishing such non-public information to, entering into a confidentiality agreement with, or entering into discussions with, such person, IAMGOLD gives Gold Fields written notice of its intention to furnish non-public information to, enter into a confidentiality agreement with, or enter into discussions with, such person or (C) prevent Gold Fields from publicly disclosing details of an Acquisition Proposal and making such statements and recommendations relative to the Transaction and such Acquisition Proposal as may be required pursuant to applicable Laws if the directors of Gold Fields conclude in good faith, after consultation with counsel, that such actions are required in order for them to comply with applicable Laws, provided that Gold Fields shall be precluded from accepting or entering into any agreement in respect thereof prior to the termination of this Agreement. IAMGOLD and Gold Fields shall immediately after the execution hereof terminate all existing discussions or negotiations with any person (except the other of them) with respect to any potential Acquisition Proposal (other than, in the case of IAMGOLD, the Permitted IAMGOLD Transactions and, in the case of Gold Fields, the Permitted Gold Fields Transactions). Concurrent with the execution hereof, IAMGOLD and Gold Fields shall advise the other of them of any current Acquisition Proposal and IAMGOLD and Gold Fields shall promptly notify the other of them of any future Acquisition Proposal which any director, senior officer or agent thereof is or becomes aware of, any amendment to any of the foregoing or any request for non-public information relating to them. Such notice shall include a description of the material terms and conditions of any such proposal and the identity of the person making such proposal, inquiry, request or contact.

15.	Superior Proposals

Neither IAMGOLD nor its directors shall, in respect of any Acquisition Proposal, accept, approve or recommend or enter into any agreement in respect of such Acquisition Proposal unless:

(a)	the directors of IAMGOLD have determined in good faith that such Acquisition Proposal constitutes a Superior Proposal;

(b)	Gold Fields has been provided with a copy of the document containing such Superior Proposal (with such deletions as are necessary to protect any confidential portions of such document, provided that the material terms and conditions of, and the identity of the person making, such Superior Proposal may not be deleted);

(c)	five business days have elapsed from the later of the date on which Gold Fields received notice of the determination of IAMGOLD to accept, approve or recommend or to enter into an agreement in respect of such Superior Proposal and the date Gold Fields received a copy of the Superior Proposal, and (A) Gold Fields has not, within such five business day period, made an offer in writing to amend this Agreement to at least match the Superior Proposal (a “Matching Offer") or (B) Gold Fields has made a Matching Offer and the directors of IAMGOLD determine (which determination need not be made within such five day period) in good faith, after consultation with and receiving advice from, as appropriate, their respective financial, legal and other advisors, that such Matching Offer would not, if consummated in accordance with its terms, result in a transaction:

(i)	which is equivalent or superior, from a financial point of view, to IAMGOLD to the Superior Proposal (and IAMGOLD shall have received a written opinion from its financial advisers substantially to such effect); or

(ii)	the acceptance of which by IAMGOLD, having regard to all of the then prevailing circumstances, would be more likely to result in the performance by the directors of IAMGOLD of their fiduciary obligations under applicable Laws;

(d)	IAMGOLD terminates this Agreement pursuant to subsection 17(a) if Gold Fields has elected not to match the Superior Proposal or if an offer made by Gold Fields under subsection 15(c) is not accepted by IAMGOLD; and

(e)	IAMGOLD makes the payment contemplated by, and in accordance with, section 16.

In this Agreement, “Superior Proposal” means a bona fide unsolicited Acquisition Proposal received by IAMGOLD after the date hereof: (A) that is not conditional on obtaining financing and (B) in respect of which the directors of IAMGOLD have determined in good faith, after consultation with and receiving advice from, as appropriate, its financial, legal and other advisors, that such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction:

(i)	which is superior, from a financial point of view, to IAMGOLD and/or its shareholders to the Transaction (and IAMGOLD shall have received a written opinion from its financial advisers substantially to such effect); or

(ii)	the acceptance of which by IAMGOLD, having regard to all of the then prevailing circumstances, would be more likely to result in the performance by the directors of IAMGOLD of their fiduciary obligations under applicable Laws.

For purposes of this section 15, each successive financial modification of an Acquisition Proposal in respect of IAMGOLD shall constitute a new Acquisition Proposal and shall initiate a new five business day period pursuant to subsection 15(c).

16.	Termination Fee

If:

(a)	IAMGOLD terminates this Agreement in accordance with subsection 17(a)(i); or

(b)	this Agreement is terminated following public disclosure by Gold Fields referred to in subsection 14(C) and, within 180 days after such termination, Gold Fields accepts or enters into an agreement with respect to an Acquisition Proposal in respect of which it made a recommendation pursuant to applicable Laws;

(any such event being a “Triggering Event"), then IAMGOLD (in the case of an event referred to in subsection 16(a)) or Gold Fields (in the case of an event referred to in subsection 16(b)) (in either case, the “Target Party") shall pay to the other (the “Non-Target Party") an amount in cash equal to US$20,000,000 in immediately available funds to an account designated by the Non-Target Party. Such payment shall be made, in the case of a termination referred to in subsection 16(a), concurrently with such termination and, in the circumstances set forth in subsection 16(b), at the earliest time that such Acquisition Proposal is accepted, approved or recommended or an agreement with respect to such Acquisition Proposal is executed. The obligation to make any payment required by this section 16 shall survive any termination of this Agreement. Each of IAMGOLD and Gold Fields hereby acknowledges that the payment amount set out in this section 16 is a payment of liquidated damages which is a genuine pre-estimate of the damages which the Non-Target Party will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Transaction and is not a penalty. Each of IAMGOLD and Gold Fields hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt of payment of such amount by the Non-Target Party, the Non-Target Party shall have no further claim against the Target Party in respect of the failure to complete the Transaction, provided that nothing herein shall preclude the Non-Target Party from seeking injunctive relief to restrain any breach or threatened breach by the Target Party of any of its obligations hereunder or otherwise to obtain specific performance without the necessity of posting bond or security in connection herewith.

17.	Termination

(a)	Termination Events. This Agreement may be terminated:

(i)	by IAMGOLD in the circumstances set out in subsection 15(d);

(ii)	by Gold Fields or IAMGOLD in the circumstances set out in subsection 13(a) or if any condition set out in section 9 is not satisfied or waived by the Escrow Time;

(iii)	by IAMGOLD if any condition set out in section 10 is not satisfied or waived by the Escrow Time; or

(iv)	by Gold Fields if any condition set out in section 11 is not satisfied or waived by the Escrow Time;

by giving written notice of such termination to the other parties. The date upon which this Agreement is terminated pursuant to this subsection 17(a) is referred to herein as the “Termination Date".

(b)	Survival. The respective obligations of the parties pursuant to section 16 and this subsection 17(b) and subsections 19(b), (d), (e), (f), (g), (h), (j), (k), (l) and (m) shall survive any termination of this Agreement.

18.	Notices

Any demand, notice or other communication to be given under this Agreement shall be given in writing and shall be given by personal delivery or by facsimile transmission addressed to the recipient as follows:

(a)	To Gold Fields, GF Ghana Holdings or GF Guernsey:

24	St. Andrews Road Parktown, 2193 South Africa

Attention: Chief Executive Officer

Facsimile No.: 27-11-484-0682

with a copy to:

McCarthy Tétrault LLP Suite 4700

Toronto Dominion Bank Tower Toronto, Ontario M5K 1E6

Attention: René Sorell

Facsimile No: 416-868-0673

(b)	To IAMGOLD:

5th Floor 220 Bay Street Toronto, Ontario M5J 2W4

Attention: Joseph Conway

Facsimile No.: 416-360-4764

with a copy to:

Fraser Milner Casgrain LLP 39th Floor 1 First Canadian Place 100 King Street West Toronto, Ontario M5X 1B2

Attention: Franklin Davis

Facsimile No.: 416-863-4592

or to such other address, individual or facsimile number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given on a business day during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on a business day.

19.	Miscellaneous

(a)	Directors and Officers Insurance. IAMGOLD shall obtain and maintain for a period of 18 months following the Completion Date “run-off” insurance in favour of its officers and directors that provides coverage substantially equivalent to the coverage provided by IAMGOLD’s existing directors and officers insurance, provided that the same is available on terms and at a cost that is acceptable to Gold Fields and IAMGOLD each acting reasonably.

(b)	Costs. Except as provided in section 16, each of IAMGOLD and Gold Fields shall pay its own costs and expenses (including all legal, accounting, tax, and financial advisory fees and expenses) in connection with the Transaction including expenses related to the preparation, execution and delivery of this Agreement and the documents required hereunder.

(c)	Public Announcements. IAMGOLD and Gold Fields agree to coordinate the public disclosure and presentations made by them with respect to the Transaction. IAMGOLD and Gold Fields further agree that there will be no public announcement or other disclosure of the Transaction or of the matters dealt with herein unless they have mutually agreed thereto or unless otherwise required by applicable law or by regulatory instrument, rule or policy based on the advice of counsel. If either IAMGOLD or Gold Fields is required by applicable law or regulatory instrument, rule or policy to make a public announcement with respect to the Transaction, such party will provide as much notice to the other of them as reasonably possible, including the proposed text of the announcement.

(d)	Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, and each of the parties irrevocably attorns to the non-exclusive jurisdiction of the courts of such province.

(e)	Amendment. Except for any amendments to this Agreement made in accordance with subsection 2(e), this Agreement may be amended only by written agreement of the parties hereto.

(f)	Assignment. None of the parties hereto may assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

(g)	Binding Effect This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)	Waiver. Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing and executed by the party hereto granting such waiver or right and, unless otherwise provided, shall be limited to the specific matter, and the occurrence thereof, identified in such waiver or release.

(i)	Confidentiality Agreement: The parties acknowledge that the transactions contemplated by this Agreement are subject to a reciprocal confidentiality agreement dated July 14, 2004 between Gold Fields and IAMGOLD (the “Confidentiality Agreement"), which agreement shall continue in full force and effect. For greater certainty, this Agreement and any discussions in connection therewith shall be treated by the parties hereto as strictly confidential and shall not (without the prior consent of the other party hereto or except as contemplated or provided herein or as may be required to comply with applicable laws or regulatory requirements) be disclosed by either party hereto to any person other than a director, officer, employee, agent, shareholder or professional advisor of or to that party hereto with a need to know for purposes connected with the Transaction or other matters contemplated by this Agreement and then only on a confidential basis and also on the basis that the party hereto concerned will be liable for any breach of confidentiality by a person to whom it makes disclosure. In the event of a conflict between the provisions hereof and any provision of the Confidentiality Agreement, the provisions hereof shall prevail.

(j)	Entire Agreement. This Agreement, together with the Confidentiality Agreement, the IAMGOLD Disclosure Letter and the Gold Fields Disclosure Letter, contains the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings with respect thereto.

(k)	Further Assurances. Each of the parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party hereto may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

(l)	Time of the Essence. Time shall be of the essence in this Agreement.

(m)	Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

(n)	Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

IAMGOLD CORPORATION

By:	(signed) “Joseph F. Conway”

Name: Joseph F. Conway Title: President

GOLD FIELDS LIMITED

By:	(signed) “ A. L. Cleaver”

Name: A. L. Cleaver Title: Senior Vice President: Legal Counsel

GOLD FIELDS GHANA HOLDINGS LIMITED

By:	(signed) “A. J. Taberner”

Name: A. J. Taberner Title: Director

By:	(signed) “S.R. Henning”

Name: S. R. Henning Title: Director

GOLD FIELDS GUERNSEY LIMITED

By:	(signed) “A. J. Taberner”

Name: A.J. Taberner Title: Director
By:	(signed) “S.R. Henning”

Name: S.R. Henning Title: Director

Schedule A

Directly Acquired Companies

Issued and
Name of Company	Jurisdiction	Outstanding Shares	Shareholder(s)	Shares Held
Part 1 — Orogen
Orogen Holding (BVI) Limited	B.V.I.	150 ordinary shares	GFLMS	All
Part 2 — GFG Directly Held Companies
Gold Fields Bolivia SRL	Bolivia	1,000 shares	GF Guernsey Consultancy & Secretarial Services Limited	999 shares 1 share
Gold Fields Do Brasil Mineração	Brazil	20,000,000 shares	GF Guernsey R. Jannas	19,999,999 shares 1 share
Gold Fields Ecuador Ltd.	Guernsey	12 ordinary shares	GF Guernsey RBC Trustees (Guernsey) Limited RBC Corporate Services (Guernsey) Limited	10 shares 1 share 1 share
Minera Gold Fields Peru SA	Peru	10,053 shares	GF Guernsey Raymond Jannas Runco	10,051 shares 2 shares
Gold Fields Mexico SA de CV	Mexico	2,579,255 shares	GF Guernsey Gold Fields Exploration BV	2,579,254 shares 1 share
Gold Fields Uzbekistan Ltd.	B.V.I.	28 ordinary shares	GF Guernsey	All
Part 3 — Ghana JV Companies
Gold Fields Ghana Limited	Ghana	1,000 shares	GF Ghana Holdings Repadre Fin. (BVI) Repadre Venture (BVI) Repadre Int. Corp. Government of Ghana*	711 shares 50 shares 125 shares 14 shares 100 shares

Issued and
Name of Company	Jurisdiction	Outstanding Shares	Shareholder(s)	Shares Held
Abosso Goldfields Limited	Ghana	54,000,000 Class “A” and 6,000,000 Class “B” shares	GF Ghana Holdings Repadre Int. Corp. Government of Ghana*	42,660,000 Class “A” 11,340,000 Class “A” 6,000,000 Class “B”

*	This is a free-carried interest pursuant to section 8(1) of the Minerals and Mining Law, 1986 (Ghana).

All non-Gold Fields Group shareholders hold their shares as nominee for and on behalf of a Gold Fields Group Company, except in relation to Gold Fields Ghana Limited and Abosso Goldfields Limited.

Schedule B

Listed Directly Acquired Interests

	Exchange(s) on		Approximate Percentage
Name of Company	Which Listed	Securities Held	of Outstanding Common Shares**	Shareholder
Bolivar Gold Corp.	TSX	12,344,444 common shares and 6,172,222 common share purchase warrants	20.7% (assuming exercise of the warrants held by GF Guernsey)	GF Guernsey

Committee Bay Resources Ltd.	TSXV	1,333,333 common shares	5.1%	GF Guernsey

CMQ Resources Inc.	TSXV	5,000,000 common shares and 2,500,000 common share purchase warrants	9.7% (assuming exercise of the warrants held by GF Guernsey)	GF Guernsey

**	Based on disclosure documents publicly filed by the listed company with Canadian securities regulators, and without independent verification by Gold Fields.

Schedule C

Indirectly Acquired Companies

Issued and
Name of Company	Jurisdiction	Outstanding Shares	Shareholder(s)	Shares Held
Gold Fields Fujian (BVI) Ltd.	B.V.I.	1 ordinary share	Orogen	All
Gold Fields China BVI Ltd.	B.V.I.	8 ordinary shares	Orogen	All
Minsaco Exploration Pty	Australia	49,560,171 shares	Orogen	All
Gold Fields Exploration BV	Netherlands	40 shares	Orogen	All
Sino Gold Fields SPD Ltd.	B.V.I.	2,004 ordinary shares	Orogen	All
Gold Fields Guinea (BVI) Ltd.	B.V.I.	7 ordinary shares	Orogen	All
Gold Fields Corona (BVI) Limited	B.V.I.	9 ordinary shares	Orogen	All
Gold Fields Australasia Ltd.	B.V.I.	29 ordinary shares	Orogen	All
Gold Fields Metals BV	Netherland Antilles	40 shares	Orogen	All
Gold Fields Latin America (BVI) Ltd.	B.V.I.	3,010 ordinary shares	Orogen	All
Amarro NV	Netherland Antilles	60 shares	Orogen	All
Minsaco Biox Pty Ltd.	Australia	469,042 shares	Orogen	All
El Callao Holdings AVV	Aruba	500 class A shares 500 class B shares	Bolivar Gold Corp. Orogen	500 class A shares 500 class B shares
Gold Fields Finance Euro BVI Ltd.	B.V.I.	2 ordinary shares	Orogen	All
Gold Fields Finance Dollar BVI Ltd.	B.V.I.	2 ordinary shares	Orogen	All
Gold Fields Exploration & Mining
(BVI) Ltd.	B.V.I.	4 ordinary shares	Orogen	All
Sino Gold Fields SEL Ltd.	B.V.I.	5 ordinary shares	Orogen	All
Orogen Investment S.A. Luxembourg	Luxembourg	1,777,071 shares	Orogen Pallister Holdings Ltd.	1,777,070 shares 1 share

Issued and
Name of Company	Jurisdiction	Outstanding Shares	Shareholder(s)	Shares Held
Felstone Investments Pty	Australia	510 shares	Minsaco Exploration Pty	All
Cudgen Resources Pty	Australia	9000 shares	Minsaco Exploration Pty Felstone Investments Pty Nabire Bakti LLC (Louisiana)	All 766,615 shares 653,470 shares
Enarotali Gold Project Limited	Australia	1,855,731 shares	RTZ Jersey One Ltd (Jersey) Cudgen Resources Pty	435,646 shares 660 shares
Dikiya Gold Project Limited	Australia	1,100 shares	Compagnie Miniere Or S.A	340 shares
			Enarotali Gold Project Limited	3,600 shares
PT Nabire Bakti Mining	Indonesia	4,000 shares	PT Darma Bakti Cirendeu	400 shares
PT Siriwo Mining	Indonesia	50,000 shares	Dikiya Gold Project Limited PT Darma Bakti Cirendeu	45,005 shares 4,995 shares
Gold Fields Ghana Exploration BV	Netherlands	40 shares	Orogen Investment SA	All
Montagu BV	Netherlands	17,000 shares	Orogen Investment SA	All
Gold Fields Minière SARL	Guiana	72,887 shares	Gold Fields Exploration BV	All
Gyata Exploration Ltd.	Ghana	1,000,000 shares	Gold Fields Exploration BV Gold Fields Exploration BV	All US$7,236.390
Gold Fields Chile LTDA	Chile	equity interests	C. Perez-Cotapos Subercaseaux	US$500
Gold Fields Exploration Inc. USA	Delaware	1,000 shares	Gold Fields Exploration BV	All
Biomin Technologies	Switzerland	150 shares	Gold Fields Exploration BV H. Ville in trust for Gold Fields Exploration BV	149 shares 1 share
Gold Fields International Services Ltd.	U.K.	1,000 shares	Gold Fields Exploration BV	All
Gold Fields Finland OY	Finland	6,007 shares	Gold Fields Exploration BV Orogen	6,006 shares 1 share
Gold Fields Arctic Platinum OY	Finland	500 shares	Gold Fields Finland OY	All
Minera Gold Fields S.A.	Peru	3,000 shares	Gold Fields Corona (BVI) Ltd. Orogen	2,999 shares 1 share
Gold Fields Australia Pty Ltd.	Australia	261,854,327 shares	Gold Fields Australasia Ltd.	All

Issued and
Name of Company	Jurisdiction	Outstanding Shares	Shareholder(s)	Shares Held
St Ives Gold Mining Co Pty Ltd.	Australia	181,472,876 shares	Gold Fields Australia Pty Ltd.	All
Gold Fields Australasia Pty Ltd.	Australia	25,456,697 shares	Gold Fields Australia Pty Ltd.	All
Agnew Gold Mining Co Pty Ltd.	Australia	54,924,757 shares	Gold Fields Australia Pty Ltd.	All

     All non-Gold Fields Group shareholders hold their shares as nominee for and on behalf of a Gold Fields Group Company, except in relation to El Callao Holdings AVV, Enaratoli Gold Project Limited, Dikiya Gold Project Limited, PT Nabire Bakti Mining and PT Siriwo Mining.

Schedule D

List of Defined Terms

The defined terms used in this Agreement are as follows:

Term	Section/Subsection Where Defined
“Acquired Companies”	1	(a)(i)
“Acquired Company Benefit Plans”	6	(x)(i)
“Acquired Interests”	2	(a)
“Acquisition Proposal”	14	(a)
“Agreement”	1	(b)
“AMEX”	3	(d)
“Anti-Dilution Agreement”	1(a)(ii)
“business day”	1(a)(iii)
“Completion Date”	13	(c)
“Confidentiality Agreement”	19	(h)
“Consideration Shares”	2	(b)
“Consolidated Trial Balances”	6	(h)
“Diavik Royalty Agreement”	5	(b)
“Directly Acquired Companies”	1(a)(iv)
“Directly Acquired Companies’ Financial Statements”	6	(h)
“Encumbrances”	5	(a)
“Environmental Condition”	5	(z)
“Environmental Laws:	5	(z)
“Escrow Closing”	13	(a)
“Escrow Time”	13	(b)
“GFG Directly Held Companies”	1	(a)(v)
“GF Ghana Holdings”	Parties
“GF Ghana Loans”	2(a)(iv)
“GF Guernsey”	Parties
“GFLMS”	1(a)(vi)
“Ghana JV Companies”	1(a)(vii)
“Gold Fields”	Parties
“Gold Fields Circular”	8	(a)(i)
“Gold Fields Disclosure Letter”	1(a)(viii)
“Gold Fields Group”	1(a)(ix)
“Gold Fields Group Company”	1(a)(ix)

	Section/Subsection
Term	Where Defined
“Gold Fields Meeting”	8	(a)
“Gold Fields Public Disclosure”	6	(m)
“Hazardous Substance”	5	(z)
“IAMGOLD”	Parties
“IAMGOLD Benefit Plans”	5(cc)(i)
“IAMGOLD Circular”	7	(a)(i)
“IAMGOLD Convertible Securities”	1	(a)(x)
“IAMGOLD Disclosure Letter”	1(a)(xi)
“IAMGOLD Financial Statements”	5	(i)
“IAMGOLD Group”	5	(a)
“IAMGOLD Group Company”	5	(a)
“IAMGOLD Meeting”	7	(a)
“IAMGOLD Public Disclosure”	5	(o)
“IAMGOLD Shareholder Resolutions”	1(a)(xii)
“IAMGOLD Significant Interest Companies”	5	(a)
“Indirectly Acquired Companies”	1(a)(xiii)
“Laws”	1(a)(xiv)
“Listed Acquired Interests”	8	(e)
“Listed Directly Acquired Interests”	2(a)(iii)
“Listed Indirectly Acquired Interests”	8	(e)
“Matching Offer”	15	(c)
“material adverse effect” (in relation to the Acquired Companies)	1(a)(xv)A
“material adverse effect” (in relation to IAMGOLD)	1(a)(xv)B
“Mvelaphanda Novation Agreement”	7	(g)
“Net Cash Subscription Amount”	2	(c)
“Non-Target Party”	16
“NYSE”	3	(d)
“Orogen”	1(a)(xvi)
“Permitted Gold Fields Transactions”	6	(d)
“Permitted IAMGOLD Transactions”	5	(e)
“Public Markets Transaction”	8	(e)
“Registration Rights Agreement”	1(a)(xvii)
“Relationship Agreement”	1(a)(xviii)
“Representatives”	4	(a)
“SARB”	9	(f)
“Special Dividend”	2	(d)

	Section/Subsection
Term	Where Defined
“Structure Changes”	2	(e)
“Structure Notice”	2	(e)
“Subsequent Subscription Adjustment”	2	(b)
“Superior Proposal”	15
“subsidiary”	1(a)(xix)
“Target Party”	16	(b)
“Taxes”	5(aa)
“Tax Returns”	5(aa)
“Termination Date”	17
“the best knowledge and belief of Gold Fields”	1	(e)
“the best knowledge and belief of IAMGOLD”	1	(d)
“Transaction”	Recital (a) and 2(e)
“Triggering Event”	16
“TSX”	3	(d)
“Vendors”	1(a)(xx)

Schedule E

Anti-Dilution Agreement

SCHEDULE E

ANTI-DILUTION AGREEMENT

BETWEEN

GOLD FIELDS INTERNATIONAL LIMITED

AND

GOLD FIELDS LIMITED

MADE AS OF

•, 2004

ARTICLE 1 — INTERPRETATION	1
1.01 Definitions	1
1.02 Headings	4
1.03 Extended Meanings	4
1.04 Issuance of Equity Securities	4
ARTICLE 2 — ANTI-DILUTION RIGHTS	4
2.01 Anti-Dilution Rights in relation to a Cash Offering	4
2.02 Non-Applicability of Sections 2.01 and 2.03	5
2.03 Anti-Dilution Rights in Relation to a Non-Cash Offering	5
2.04 Shareholder Approval	7
2.05 Minimum Ownership Level	8
2.06 Terms of Issuance	8
2.07 Completion Arrangements	9
ARTICLE 3 — COVENANTS OF GOLD FIELDS	9
3.01 Restrictions on Disposition by Gold Fields	9
3.02 Changes in the Minimum Ownership Level	9
ARTICLE 4 — DISPUTE RESOLUTION	9
4.01 Referral to Chairperson of the Related Parties Committee	9
4.02 Arbitration	9
ARTICLE 5 — TERMINATION	10
5.01 South African Regulatory Requirements Ceasing to Apply	10
5.02 Other Termination of this Agreement	10
ARTICLE 6 — GENERAL	10
6.01 Further Assurances	10
6.02 Benefit of the Agreement	10
6.03 Entire Agreement	11
6.04 Amendments and Waivers	11
6.05 Assignment	11
6.06 Severability	11
6.07 Time	11
6.08 Notices	11
6.09 Governing Law	12
6.10 Counterparts	13

ANTI-DILUTION AGREEMENT

     THIS AGREEMENT made as of •, 2004;

B E T W E E N:

GOLD FIELDS INTERNATIONAL LIMITED, a corporation incorporated under the laws of Canada

(formerly IAMGold Corporation and hereinafter referred to as the “Corporation")

- and -

GOLD FIELDS LIMITED, a corporation incorporated under the laws of South Africa (hereinafter referred to as “Gold Fields”)

WHEREAS:

(a)	Contemporaneously with the entering into of this Agreement, Gold Fields has sold, or caused to be sold, to the Corporation and certain of its subsidiaries pursuant to a purchase agreement (the “Purchase Agreement") dated September 30, 2004 between the Corporation and Gold Fields, all of Gold Fields’ direct and indirect interests in its mining assets located outside the Southern African Development Community (the “Transaction") and in connection therewith, the Corporation issued to Gold Fields and its affiliates common shares representing approximately 70% of the then outstanding share capital of the Corporation on a fully diluted basis;

(b)	as a condition (the “SARB Condition") of the South African Reserve Bank Exchange Control Division (“SARB”) granting its approval of the Transaction, SARB has required that, among other things, Gold Fields and its affiliates maintain a minimum ownership interest in the Corporation of 50.1%; and

(c)	pursuant to the Purchase Agreement, the Corporation agreed to provide Gold Fields with the Anti-Dilution Rights to, among other things, satisfy the SARB Condition;

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties covenant and agree as follows:

ARTICLE 1 — INTERPRETATION

1.01	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)	“affiliate” means, with respect to any person, any other person that is either a subsidiary of such first mentioned person or of which such first mentioned person is a subsidiary and “affiliates” means all such persons collectively;

(b)	“Announcement Date” in respect of any proposed issuance of Equity Securities by the Corporation means the first date of public announcement of such proposed issuance;

(c)	“Anti-Dilution Rights” means the rights of the Gold Fields Group to acquire Equity Securities pursuant to Section 2.01 or 2.03;

(d)	“business day” means a day other than a Saturday, Sunday or statutory holiday in Toronto, Canada or Johannesburg, South Africa (or such other place as Gold Fields or the Corporation has its head office from time to time);

(e)	“Cash Offering” has the meaning set out in Section 2.01;

(f)	“Convertible Security” means a security, other than an Option, whether or not issued by the Corporation, that directly or indirectly is convertible into, exchangeable for, or confers the right to subscribe for or otherwise be issued Shares from treasury and “Convertible Securities” means all such securities collectively;

(g)	“Equity Securities” collectively means Shares and Convertible Securities;

(h)	“Gold Fields Group” means Gold Fields and its affiliates (other than the Corporation and its subsidiaries) collectively;

(i)	“Gold Fields Entitlement” has the respective meanings set out in Sections 2.01(2)(d) and 2.03(2)(e);

(j)	“Gold Fields Proportionate Interest” means, at any particular time, the percentage that the Treasury Shares held by the Gold Fields Group represents of the total number of Shares then outstanding calculated on a fully diluted basis assuming the conversion or exercise of all outstanding Convertible Securities and Options;

(k)	“Issuance” has the respective meanings set out in Sections 2.01(1), 2.03(1)(b) and 2.06(1)(c);

(l)	“Laws” means all laws, including common law, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, instruments, policies, notices, directions and judgments or other requirements of (a) any federal, provincial, state, foreign or other government, (b) any other governmental entity or authority (including any securities commission or other securities regulatory authority and any court or arbitrator) having jurisdiction and (c) in respect of each of Gold Fields and the Corporation, the stock exchanges on which any of its securities are listed;

(m)	“Meeting” has the meaning set in Section 2.04(2);

(n)	“Minimum Ownership Level” means 50.1% of the Shares outstanding from time to time calculated on a fully diluted basis assuming the conversion or exercise of all outstanding Convertible Securities and Options or such lesser percentage as may be required or permitted to be held by the Gold Fields Group from time to time by South African Regulatory Requirements;

(o)	“Offer” has the respective meanings set out in Sections 2.01(2) and 2.03(2);

(p)	“Offered Securities"has the respective meanings set out in Sections 2.01(1) and 2.03(1)(a);

(q)	“Option” means an option to acquire a Share issued under any Share Incentive Plan and “Options” means all such options collectively;

(r)	“Purchase Agreement” has the meaning set out in recital (a);

(s)	“Related Parties Committee” has the meaning ascribed thereto in the Relationship Agreement of even date herewith between the Corporation and Gold Fields;

(t)	“SARB” has the meaning set out in recital (b);

(u)	“SARB Condition” has the meaning set out in recital (b):

(v)	“Share Incentive Plan” means the Corporation’s Share Incentive Plan approved by the directors of the Corporation on July 14, 1995, the Repadre Capital Corporation Share Incentive Plan dated June 20, 1996 or any other incentive plan which may be adopted by the Corporation or any of its subsidiaries from time to time providing for the issuance of options to acquire Shares, in each case as the same may be amended or replaced from time to time;

(w)	“Shareholder Approval” has the meaning set out in Section 2.04(1)(b);

(x)	“Shares” means common shares of the Corporation and any other shares of the Corporation which carry voting rights exercisable in all circumstances or under circumstances that have occurred and are continuing or which carry a residual right to participate in the earnings of the Corporation and in its assets upon liquidation or winding-up to an unlimited degree;

(y)	“South African Regulatory Requirements” means any requirement as to the share ownership interest of Gold Fields and its affiliates in the Corporation imposed by the South African government or any South African governmental entity or regulatory authority;

(z)	“subsidiary” means, with respect to any person, any other person in respect of which such first mentioned person possesses, directly or indirectly, the power to vote more than 50% of the outstanding voting securities of such person, or otherwise direct the management or policies of such person, by contract or otherwise and “subsidiaries” means all of such persons collectively;

(aa)	“Transaction” has the meaning set out in recital (a); and

(bb)	“Treasury Shares” means:

(i)	Shares issued by the Corporation from treasury to a member of the Gold Fields Group,

(ii)	Shares acquired by or on behalf of a member of the Gold Fields Group as contemplated by Section 2.04(3), and

(iii)	Shares issuable upon the conversion or exercise of any Convertible Securities issued by the Corporation to a member of the Gold Fields Group or acquired by or on behalf of a member of the Gold Fields Group as contemplated by Section 2.04(3).

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereto", “hereunder” and similar expressions refer to this agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03	Extended Meanings

In this Agreement (i) words importing the singular number only shall include the plural and vice versa, (ii) words importing the masculine gender shall include the feminine and neuter genders and vice versa, (iii) words importing persons shall include individuals, partnerships, associations, trusts, firms, unincorporated organizations, corporations, joint ventures, governments, governmental entities or authorities and any other entities of any kind or nature whatsoever and (iv) the words “including”, “includes” and “included” and similar expressions shall be deemed to be followed by the phrase “without limitation”.

1.04	Issuance of Equity Securities

Any reference in this Agreement to the issuance or proposed issuance of Equity Securities by the Corporation shall be deemed to include any issuance or proposed issuance of such securities by a subsidiary of the Corporation and the Corporation shall not permit any subsidiary to issue or agree to issue Equity Securities unless Gold Fields is provided with Anti-Dilution Rights in respect thereof to the extent contemplated by this Agreement.

ARTICLE 2 — ANTI-DILUTION RIGHTS

2.01	Anti-Dilution Rights in relation to a Cash Offering

     (1) If the Corporation proposes to issue any Equity Securities (in this Section 2.01, the “Offered Securities"), whether pursuant to a public offering, a private placement or otherwise, for cash consideration (a “Cash Offering"), the Corporation shall at least 15 business days prior to the Announcement Date of the proposed issuance (in this Section 2.01, the “Issuance") give notice of the Issuance to Gold Fields including, to the extent known by the Corporation, the full particulars of the Issuance; provided that this Section 2.01(1) shall not apply where the Issuance is an unsolicited proposal for an offering by way of “bought deal”.

(2) As soon as is practicable, and in any event at least 5 business days before the Announcement Date, the Corporation shall make an irrevocable offer (in this Section 2.01, the “Offer") to the Gold Fields Group to subscribe for, at the same cash subscription price as under the Cash Offering, up to that number of Offered Securities as will enable the Gold Fields Group, upon completion of the Issuance, to maintain the Gold Fields Proportionate Interest at the same percentage as immediately prior to completion of the Issuance. The Offer shall contain full particulars of the Issuance, including:

(a)	the cash subscription price or range of cash subscription prices;

(b)	the terms and conditions of the Offered Securities;

(c)	the number of Offered Securities to be issued or proposed to be issued to persons other than the Gold Fields Group;

(d)	the maximum number of Offered Securities that the Gold Fields Group is entitled to subscribe for (in this Section 2.01, the “Gold Fields Entitlement");

(e)	the use of proceeds; and

(f)	the proposed Announcement Date and the proposed completion date for the Issuance.

The Offer shall provide that if the Gold Fields Group intends to subscribe for any or all of the Gold Fields Entitlement, Gold Fields may accept the Offer by giving notice of such intention to the Corporation not later than the business day immediately prior to the proposed Announcement Date set out in the Offer, which notice shall specify (i) the number of Offered Securities to be purchased, (ii) the member or members of the Gold Fields Group that will make such purchase and (iii) whether either of the conditions set out in Section 2.06(1)(a) or (b) is applicable.

(3) Subject to Section 2.05, if Gold Fields chooses not to accept the Offer, the Corporation shall nevertheless be entitled to complete the Issuance on the terms set out in the Offer.

2.02	Non-Applicability of Sections 2.01 and 2.03

Neither Section 2.01 nor Section 2.03 shall apply to any issuance of:

(a)	Equity Securities issuable on the exercise of a conversion, exchange or purchase right attached to a Convertible Security provided that the issuance of such Convertible Security was subject to and made in accordance with Section 2.01 or 2.03, as the case may be; or

(b)	Shares pursuant to the exercise of Options or otherwise under any Share Incentive Plan.

2.03	Anti-Dilution Rights in Relation to a Non-Cash Offering

(1)	If:

(a)	the Corporation proposes to issue any Equity Securities (in this Section 2.03, the “Offered Securities") otherwise than pursuant to a Cash Offering; and

(b)	such issuance (in this Section 2.03, the “Issuance") could, at the time of the Issuance or at any time subsequent thereto, but for the exercise of the Anti-Dilution Rights under this Section 2.03, result in the Gold Fields Proportionate Interest falling below the Minimum Ownership Level;

the Corporation shall at least 15 business days prior to the Announcement Date of the Issuance give notice of the Issuance to Gold Fields including, to the extent known by the Corporation, the full particulars of the Issuance.

(2) As soon as is practicable, and in any event at least 5 business days before the Announcement Date, the Corporation shall make an irrevocable offer (in this Section 2.03, the “Offer”) to the Gold Fields Group to subscribe for, at the cash subscription price determined in accordance with Section 2.03(3), up to that number of Offered Securities as will ensure that, upon completion of the Issuance, the Gold Fields Proportionate Interest will not fall below the Minimum Ownership Level. The Offer shall contain full particulars of the Issuance, including:

(a)	the purpose of the Issuance, including details of the transaction pursuant to which the Offered Securities are proposed to be issued and the non-cash consideration payable therefor;

(b)	the cash subscription price payable by Gold Fields and the calculation thereof;

(c)	the terms and conditions of the Offered Securities;

(d)	the number of Offered Securities to be issued or proposed to be issued to persons other than the Gold Fields Group;

(e)	the maximum number of Offered Securities that Gold Fields Group is entitled to subscribe for (in this Section 2.03, the “Gold Fields Entitlement"); and

(f)	the proposed Announcement Date and the proposed completion date for the Issuance.

The Offer shall provide that if the Gold Fields Group intends to subscribe for any or all of the Gold Fields Entitlement, Gold Fields may accept the Offer by giving notice of such intention to the Corporation not later than the business day immediately prior to the proposed Announcement Date set out in the Offer, which notice shall specify (i) the number of Offered Securities to be purchased, (ii) the member or members of the Gold Fields Group that will make such purchase and (iii) whether either of the conditions set out in Section 2.06(1)(a) or (b) are applicable.

(3)	If the Offered Securities are:

(a)	Shares, the cash subscription price payable by the Gold Fields Group for the Shares shall be an amount equal to the volume weighted average trading price of the Shares during the 10 business day period immediately preceding the Announcement Date on the Toronto Stock Exchange (or such other exchange or market as has the highest volume of trading in the Shares over such 10 business day period) provided that if:

(i)	the Shares have been subdivided, consolidated, or otherwise changed during such period or any other event shall have occurred in respect of the Shares such that the closing price on any such business day is not fully comparable with the closing price on the last business day of such period, such closing price shall be appropriately adjusted in such manner as is agreed by Gold Fields and the Corporation to make it fully comparable with the closing price on the last day of such period, or

(ii)	the Shares are not traded on any exchange or market or for any reason closing prices for the Shares are not available during such period, the cash subscription price shall be the fair value of the Shares as agreed by Gold Fields and the Corporation, each acting reasonably; or

(b)	Convertible Securities, the cash subscription price payable by the Gold Fields Group for the Convertible Securities shall be the fair value of such Convertible Securities as agreed by Gold Fields and the Corporation, each acting reasonably.

2.04	Shareholder Approval

(1) Notwithstanding any other provision of this Agreement, the Corporation shall not issue any Equity Securities pursuant to any Issuance if:

(a)	the Gold Fields Group is entitled to exercise Anti-Dilution Rights in respect of such Issuance; and

(b)	under applicable Laws, such issuance of Equity Securities to the Gold Fields Group pursuant to the Anti-Dilution Rights must first receive the approval of the shareholders of the Corporation (“Shareholder Approval");

unless such Shareholder Approval has been obtained or the Gold Fields Group elects to acquire Equity Securities as contemplated by Section 2.04(3) to the extent necessary to put the Gold Fields Group in the same position immediately following such Issuance as it would have been if it had acquired Equity Securities pursuant to such Anti-Dilution Rights. For the purposes of the foregoing, Shareholder Approval shall be deemed to be required if Gold Fields considers, acting reasonably, on the advice of counsel and in consultation with the Corporation, that Shareholder Approval is required to enable the Gold Fields Group to exercise the Anti-Dilution Rights.

(2) In the event that Shareholder Approval is required in connection with any Issuance pursuant to the Anti-Dilution Rights, the Corporation and Gold Fields shall cooperate in seeking and use their respective reasonable commercial efforts to obtain such Shareholder Approval and, without limiting the generality of the foregoing, the Corporation shall, as soon as is reasonably practicable, convene and hold a special meeting of its shareholders (the “Meeting") for the purpose of obtaining such Shareholder Approval and, in connection therewith, the Corporation shall:

(a)	prepare, file and distribute to its shareholders in accordance with all applicable Laws a management information circular, together with any other documents required by applicable Laws in connection with obtaining such Shareholder

Approval, and give Gold Fields the opportunity to review and comment on all such documents (all of which documents shall be reasonably satisfactory to Gold Fields before they are filed or distributed to shareholders);

(b)	in a timely and expeditious manner, prepare, file and distribute to its shareholders any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to such management information circular in accordance with all applicable Laws (which amendments or supplements shall be reasonably satisfactory to Gold Fields before they are filed or distributed to shareholders);

(c)	solicit proxies to be voted at the Meeting in favour of the Shareholder Approval;

(d)	allow representatives of Gold Fields to attend the IAMGOLD Meeting; and

(e)	conduct the Meeting in accordance with the Canada Business Corporations Act, the by-laws of the Corporation and as otherwise required by applicable Laws.

(3) In the event that Shareholder Approval is required in connection with any proposed issuance of Equity Securities pursuant to the Anti-Dilution Rights and such Shareholder Approval has not been obtained, the Gold Fields Group may, at its sole option, upon prior notice to the Corporation by Gold Fields, elect to purchase Equity Securities in the secondary market subsequent to the completion of such issuance to the extent necessary to put the Gold Fields Group in the same position immediately following such issuance as it would have been if it had exercised its Anti-Dilution Rights.

2.05	Minimum Ownership Level

Notwithstanding any other provision of this Agreement, the Corporation shall not under any circumstances whatsoever issue any Equity Securities or Options:

(a)	if as a result of such issuance or the exercise of any conversion, exchange or purchase right attached to such Equity Securities or Options; and

(b)	whether or not the Gold Field Group elects to exercise Anti-Dilution Rights in respect thereof;

the Gold Fields Proportionate Interest could fall below the Minimum Ownership Level.

2.06	Terms of Issuance

(1) The obligation of Gold Fields to purchase Offered Securities pursuant to the agreement resulting from the acceptance by Gold Fields of any Offer shall be conditional upon:

(a)	Gold Fields obtaining any approvals required by South African Regulatory Requirements;

(b)	Gold Fields obtaining any shareholder approval required by applicable Laws; and

(c)	the completion of the proposed issuance giving rise to the requirement to make such Offer (in this Section 2.06, the “Issuance").

In the event that a condition set out in Section 2.06(1)(a) or (b) has not been satisfied at the completion date of the Issuance but is satisfied within 20 business days following such completion date, the Gold Fields Group shall, upon notice by Gold Fields to the Corporation prior to the completion of the Issuance, be entitled to subscribe for the Gold Fields Entitlement in respect of such Issuance on the terms of the Offer, mutatis mutandis.

(2) None of the terms and conditions of any Issuance shall be amended subsequent to the Corporation’s making of the Offer in relation thereto without the prior consent of Gold Fields.

2.07	Completion Arrangements

Subject to Section 2.06(1) or unless otherwise required by any South African Regulatory Requirements, the completion of the issuance of Equity Securities pursuant to the exercise of the Anti-Dilution Rights shall take place concurrently with and at the same place as, the completion of the Issuance giving rise to such exercise or at such other place, time or date as may be agreed by the Corporation and Gold Fields.

ARTICLE 3 — COVENANTS OF GOLD FIELDS

3.01	Restrictions on Disposition by Gold Fields

Gold Fields shall not, nor shall it permit any of its affiliates to, sell or otherwise dispose of less than all of the Equity Securities owned by the Gold Fields Group for so long as the Anti-Dilution Rights are in effect unless otherwise required by written South African Regulatory Requirements, a copy of which shall be provided to the Corporation.

3.02	Changes in the Minimum Ownership Level

Gold Fields shall give notice to the Corporation of any changes in the Minimum Ownership Level forthwith upon being advised of the same by SARB or such other South African governmental entity or regulatory authority that then has jurisdiction.

ARTICLE 4 — DISPUTE RESOLUTION

4.01	Referral to Chairperson of the Related Parties Committee

Any dispute arising out of or relating to this Agreement, or the breach thereof, shall, in the first instance, be referred by each party to the Chairperson of its Related Parties Committee, and the two Chairpersons shall consult in good faith with a view to resolving the dispute within a period of time specified by the parties at the outset.

4.02	Arbitration

If a dispute referred to the Chairpersons of the Related Parties Committees under Section 4.01 is not resolved within the period of time specified, either party may request that the dispute be resolved through arbitration in accordance with the rules and procedures of the International Commercial Arbitration Act (Ontario) and any amendments thereto, based upon the following:

(a)	within 10 Business Days of the date on which either party requests that a dispute be resolved through arbitration, each party shall select an arbitrator, qualified by education and training to pass upon the particular matter to be decided, and the two arbitrators so selected shall select a third arbitrator, or in the event of a failure to select an arbitrator pursuant to the foregoing, either party may apply to a judge of the Ontario Superior Court of Justice to appoint an arbitrator;

(b)	the arbitration shall take place in Toronto, Ontario;

(c)	the arbitration award shall be given in writing and shall be final and binding on the parties and shall deal with the question of costs of arbitration and all matters related thereto; and

(d)	judgment upon the award rendered may be entered in any Court having jurisdiction, or, application may be made to such Court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

ARTICLE 5 — TERMINATION

5.01	South African Regulatory Requirements Ceasing to Apply

This Agreement will terminate upon Gold Fields ceasing to be subject to any South African Regulatory Requirements.

5.02	Other Termination of this Agreement

This Agreement may be terminated:

(a)	by the Corporation upon notice to Gold Fields in the event of a breach of Section 3.01 by Gold Fields; or

(b)	by Gold Fields at any time upon 30 days’ notice to the Corporation;

provided that Section 2.05 shall survive any such termination until such time as Gold Fields is no longer subject to any South African Regulatory Requirements.

ARTICLE 6 — GENERAL

6.01	Further Assurances

Each of the parties will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.02	Benefit of the Agreement

This Agreement will be enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. This Agreement shall also enure to the benefit of Gold Fields’ affiliates and their respective successors and permitted assigns. The Corporation acknowledges that Gold Fields is acting on behalf of and as trustee for its affiliates of the Corporation’s covenants and obligations under this Agreement with respect to its affiliates and of the rights of its affiliates hereunder. Gold Fields accepts such trust and shall hold and enforce such covenants and obligations on behalf of its affiliates; provided that any such affiliate shall be entitled to enforce such covenants and obligations on its own behalf.

6.03	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

6.04	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by each of the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

6.05	Assignment

This Agreement may not be assigned by either party without the prior consent of the other party; provided that Gold Fields shall be entitled at any time to assign this Agreement to an affiliate thereof provided that such affiliate enters into a written agreement with the Corporation to be bound by the provisions of this Agreement to the same extent as if it had been an original party hereto instead of Gold Fields. Notwithstanding any such assignment, Gold Fields will continue to be bound by Section 3.01.

6.06	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

6.07	Time

Time shall be of the essence of this Agreement.

6.08	Notices

Any demand, notice or other communication to be given under this Agreement shall be given in writing and shall be given by personal delivery or by facsimile transmission addressed to the recipient as follows:

(a)	To Gold Fields or any other member of the Gold Fields Group:

24	St. Andrews Road Parktown, 2193 South Africa

Attention: Chief Executive Officer and Company Secretary

Facsimile No.: 27-11-484-0682

with a copy to:

McCarthy Tétrault LLP Suite 4700 Toronto Dominion Bank Tower Toronto, Ontario M5K 1E6

Attention: René Sorell

Facsimile No: 416-868-0673

(d)	To the Corporation:

5th Floor 220 Bay Street Toronto, Ontario M5J 2W4

Attention: Chief Executive Officer

Facsimile No.: 416-360-4764

with a copy to:

Fraser Milner Casgrain LLP 39th Floor 1 First Canadian Place 100 King Street West Toronto, Ontario M5X 1B2

Attention: Franklin Davis

Facsimile No.: 416-863-4592

or to such other address, individual or facsimile number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given on a business day during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on a business day.

6.09	Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and each of Gold Fields and the Corporation irrevocably attorns to the non-exclusive jurisdiction of the courts of Ontario.

6.10	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

GOLD FIELDS INTERNATIONAL LIMITED
By:
Name:
Title:

GOLD FIELDS LIMITED
By:
Name:
Title:

Schedule F

Registration Rights Agreement

SCHEDULE F

REGISTRATION RIGHTS AGREEMENT

BETWEEN

GOLD FIELDS INTERNATIONAL LIMITED

AND

GOLD FIELDS LIMITED

MADE AS OF

•, 2004

ARTICLE 1 - INTERPRETATION		1
1.01	Definitions	1
1.02	Gold Fields’ Common Shares	3
1.03	Headings	3
1.04	Extended Meanings	3
ARTICLE 2 - DEMAND QUALIFICATION		3
2.01	Request for Qualification	3
2.02	Restrictions on Demand Qualifications	4
2.03	Priority on Demand Qualification	4
2.04	Underwritten Offerings	5
ARTICLE 3 - PIGGYBACK QUALIFICATION		5
3.01	Right to Piggyback	5
3.02	Priority on Piggyback Qualification	6
3.03	Underwritten Offerings	6
ARTICLE 4 - QUALIFICATION PROCEDURES		6
4.01	Obligations of the Corporation	6
4.02	Obligations of Gold Fields	9
4.03	Preparation of Documents; Due Diligence	9
4.04	Expenses	10
4.05	Termination of Obligation to Qualify for Distribution	10
ARTICLE 5 - INDEMNIFICATION AND CONTRIBUTION		10
5.01	Indemnification	10
5.02	Contribution	12
ARTICLE 6 - GENERAL		12
6.01	Qualification Exemptions	12
6.02	Additional Rights	12
6.03	Injunctive Relief	13
6.04	Further Assurances	13
6.05	Benefit of the Agreement	13
6.06	Entire Agreement	13
6.07	Amendments and Waivers	14
6.08	Assignment	14
6.09	Severability	14
6.10	Time	14
6.11	Notices	14
6.12	Governing Law	16
6.13	Counterparts	16

REGISTRATION RIGHTS AGREEMENT

     THIS AGREEMENT made as of •, 2004;

B E T W E E N:

GOLD FIELDS INTERNATIONAL LIMITED, a corporation incorporated under the laws of Canada
(formerly IAMGold Corporation and hereinafter referred to as the “Corporation”)

- and -

GOLD FIELDS LIMITED, a corporation incorporated under the laws of South Africa (hereinafter referred to as “Gold Fields”)

WHEREAS:

(a)	Contemporaneously with the entering into of this Agreement, Gold Fields has sold, or caused to be sold, to the Corporation and certain of its subsidiaries pursuant to a purchase agreement dated September 30, 2004 between the Corporation and Gold Fields, all of Gold Fields’ direct and indirect interests in its mining assets located outside the Southern African Development Community (the “Transaction”) and in connection therewith, the Corporation issued to Gold Fields and its affiliates Common Shares representing approximately 70% of the then outstanding share capital of the Corporation on a fully diluted basis; and

(b)	this Agreement is being entered into as contemplated by, and in connection with the completion of, the Transaction;

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties covenant and agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)	“affiliate” means, with respect to any person, any other person that is either a subsidiary of such first mentioned person or of which such first mentioned person is a subsidiary and “affiliates” means all such persons collectively;

(b)	“Anti-Dilution Agreement” means the Anti-Dilution Agreement of even date herewith between the Corporation and Gold Fields;

(c)	“business day” means a day other than a Saturday, Sunday or statutory holiday in Toronto, Canada or Johannesburg, South Africa (or such other place as Gold Fields or the Corporation has its head office from time to time);

(d)	“Claim” has the meaning set out in Section 5.01(1);

(e)	“Common Shares” means the common shares of the Corporation and any other shares of the Corporation which carry voting rights exercisable in all circumstances or under circumstances that have occurred and are continuing or which carry a residual right to participate in the earnings of the Corporation and in its assets upon liquidation or winding-up to an unlimited degree;

(f)	“Demand Qualification” means a qualification for distribution of Common Shares pursuant to a Qualification Request under Section 2.01;

(g)	“Demand Shares” has the meaning set out in Section 2.01;

(h)	“Expenses” means all expenses incident to the Corporation’s performance of or compliance with this Agreement, including all filing fees, stock exchange listing fees, translation costs, costs of preparing technical reports, expenses of compliance with Securities Laws and “blue sky” laws, printing expenses and reasonable fees and disbursements of the Corporation’s legal counsel (including local counsel), independent accountants, underwriters and other persons retained by the Corporation, but excluding (i) underwriting discounts and selling commissions and (ii) the Corporation’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties);

(i)	“Indemnified Party” and “Indemnified Parties” have the meanings set out in Section 5.01(2);

(j)	“Maximum Offering Size” has the respective meanings set out in Sections 2.03 and 3.02;

(k)	“Offered Shares” has the meaning set out in Section 4.01(1)(b);

(l)	“Offering Agreement” has the meaning set out in Section 5.01(1)(a);

(m)	“Piggyback Qualification” has the meaning set out in Section 3.01;

(n)	“Piggyback Shares” has the meaning set out in Section 3.01;

(o)	“Qualification Request” has the meaning set out in Section 2.01;

(p)	“qualification for distribution” means the qualification of Common Shares for distribution or the registration of Common Shares under any of the Securities Laws by filing a prospectus and obtaining a receipt therefore and/or by filing a registration statement and such registration statement becoming or being declared effective, as applicable, all in such manner as is acceptable to Gold Fields and its legal counsel, acting reasonably, and “qualified for distribution” and “qualify for distribution” have corresponding meanings;

(q)	“Securities Laws” collectively means the securities legislation of each of the provinces and territories of Canada and of the federal government of the United

States of America, and all regulations, rules, orders, rules, rulings, policy statements, instruments, communiqués and interpretation notes issued thereunder or in relation thereto, as amended, re-enacted or replaced from time to time;

(r)	“subsidiary” means, with respect to any person, any other person in respect of which such first mentioned person possesses, directly or indirectly, the power to vote more than 50% of the outstanding voting securities of such person, or otherwise direct the management or policies of such person, by contract or otherwise and “subsidiaries” means all of such persons collectively; and

(s)	“Transaction” has the meaning set out in recital (a).

1.02	Gold Fields’ Common Shares

Any references in this Agreement to Common Shares held by Gold Fields, or words of like effect, shall be deemed to include Common Shares held by any of Gold Fields’ affiliates other than the Corporation and the Corporation’s subsidiaries.

1.03	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereto”, “hereunder” and similar expressions refer to this agreement and not to any particular Article, Section or other portion hereof and any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.04	Extended Meanings

In this Agreement (i) words importing the singular number only shall include the plural and vice versa, (ii) words importing the masculine gender shall include the feminine and neuter genders and vice versa, (iii) words importing persons shall include individuals, partnerships, associations, trusts, firms, unincorporated organizations, corporations, joint ventures, governments, governmental entities or authorities and any other entities of any kind or nature whatsoever and (iv) wherever the context permits, the words “including”, “includes” and “included” and similar expressions shall be deemed to be followed by the phrase “without limitation”.

ARTICLE 2 - DEMAND QUALIFICATION

2.01	Request for Qualification

Subject to Section 2.02, Gold Fields may at any time, by written notice to the Corporation (a “Qualification Request”), request that the Corporation qualify for distribution Common Shares held by Gold Fields, such notice to specify the number of Common Shares (the “Demand Shares”) requested to be qualified for distribution, the jurisdictions where the Demand Shares are to be so qualified the intended method of disposition of the Demand Shares and confirm that the proposed distribution is in compliance with the Anti-Dilution Agreement and the SARB Condition (as defined in the Anti-Dilution Agreement). Promptly upon receipt of a Qualification Request, the Corporation shall use its best commercial efforts to effect, as expeditiously as possible, the qualification for distribution of the Demand Shares to permit the disposition of the Demand Shares in accordance with the intended method of distribution; provided however that the Corporation shall be entitled to delay qualifying for distribution the Demand Shares for up to 60 days.

2.02	Restrictions on Demand Qualifications

The Corporation shall not be obligated to effect:

(a)	any Demand Qualification where Demand Shares have a market value of less than $10 million as at the close of business on the business day prior to the date of the Qualification Request;

(b)	any Demand Qualification during any “black out” period required by any underwriter in connection with any previous offering of securities by the Corporation;

(c)	more than one Demand Qualification in any 12 month period;

(d)	any Demand Qualification if Gold Fields would thereby be in breach of Section 3.01 of the Anti-Dilution Agreement; or

(e)	any Demand Qualification if such Demand Qualification would necessarily result in the Corporation being in breach of applicable Securities Laws.

2.03	Priority on Demand Qualification

If any Demand Qualification involves an underwritten offering and the managing underwriters advise the Corporation and Gold Fields in writing that in their opinion the number of Common Shares that Gold Fields and the Corporation have requested to be included in such offering exceeds the number (in this Section 2.03, the “Maximum Offering Size”) which can be sold in an orderly manner in such offering within a price range acceptable to the Corporation, the Corporation shall include in such qualification for distribution:

(a)	first, as many of the Demand Shares as will not cause the offering to exceed the Maximum Offering Size; and

(b)	second, as many of any Common Shares proposed to be qualified for distribution by the Corporation as part of the Demand Qualification as will not cause the offering to exceed the Maximum Offering Size.

2.04	Underwritten Offerings

If any Demand Qualification involves an underwritten offering:

(a)	the Corporation or, in the case of a secondary offering by Gold Fields only, Gold Fields shall have the right to select the investment bankers and managers to underwrite such offering subject, in each case, to the approval of the other party, such approval not to be unreasonably withheld; and

(b)	Gold Fields shall bear or pay its proportionate share of the underwriting discounts and selling commissions determined on the basis of the proportion that the number of Demand Shares included in the Demand Qualification bears to the total number of Common Shares qualified for distribution.

ARTICLE 3 - PIGGYBACK QUALIFICATION

3.01	Right to Piggyback

If the Corporation proposes to qualify for distribution any Common Shares (other than in connection with any dividend reinvestment plan or share incentive or other employee benefit plan) (a “Piggyback Qualification”), the Corporation shall give notice to Gold Fields of its intention to do so at least:

(i)	15 business days, or

(ii)	if the proposed qualification for distribution is in response to an unsolicited proposal for an offering by way of “bought deal”, five business days,

before the earlier of the date referred to in Section 3.01(a) and the first date of public announcement of such proposed qualification for distribution, and, subject to Section 3.02, shall include in such qualification for distribution all Common Shares held by Gold Fields (the “Piggyback Shares”) with respect to which the Corporation has received from Gold Fields a written request for inclusion therein within:

(A)	ten business days, or

(B)	in the case of a proposed qualification for distribution referred to in clause (ii) above, two business days,

after the date of such notice. The notice to Gold Fields shall advise it of its right to have Common Shares included in the proposed Piggyback Qualification and give full particulars thereof including:

(a)	the date on which the Corporation proposes to file a preliminary prospectus and/or registration statement in respect of such Piggyback Qualification;

(b)	whether or not the Piggyback Qualification will be an underwritten offering and, if so, the names of the managing or lead underwriters and whether such offering will be pursuant to a “firm commitment” or “best efforts” underwriting; and

(c)	to the extent known, an estimate of the anticipated price range within which the Common Shares included in the Piggyback Qualification are to be sold.

3.02	Priority on Piggyback Qualification

If any Piggyback Qualification includes an underwritten offering and the managing underwriters advise the Corporation in writing that in their opinion the number of Common Shares that the Corporation and Gold Fields have requested to be included in such offering exceeds the number (in this Section 3.02, the “Maximum Offering Size”) which can be sold in an orderly manner in such offering within a price range acceptable to the Corporation, the Corporation shall include in such distribution or registration:

(a)	first, as many of the Common Shares proposed to be sold by the Corporation as will not cause the offering to exceed the Maximum Offering Size; and

(b)	second, as many of the Piggyback Shares as will not cause the offering to exceed the Maximum Offering Size.

Subject to the foregoing, the Corporation shall use its best commercial efforts to arrange for the underwriters to include all of the Piggyback Shares as part of the Common Shares to be distributed by or through such underwriters.

3.03	Underwritten Offerings

If any Piggyback Qualification is an underwritten offering:

(a)	the Corporation shall be entitled to select the investment bankers and managers to underwrite such offering subject to the approval of Gold Fields, such approval not to be unreasonably withheld; and

(b)	Gold Fields shall bear or pay its proportionate share of the underwriting discounts and selling commissions determined on the basis of the proportion that the number of Piggyback Shares included in the Piggyback Qualification bears to the total number of Common Shares qualified for distribution.

ARTICLE 4 - QUALIFICATION PROCEDURES

4.01	Obligations of the Corporation

            (1)     Subject to Section 2.02, whenever the Corporation receives a request for a Demand Qualification or a Piggyback Qualification, the Corporation shall use its best commercial efforts to effect such qualification for distribution and pursuant thereto the Corporation shall, as expeditiously as reasonably possible, and to the extent necessary by virtue of the Securities Laws of the jurisdictions in which such qualification for distribution is to be effected:

(a)	promptly prepare and file a preliminary prospectus and/or a registration statement, as the case may be, in the relevant jurisdictions and such other related documents as may be necessary or appropriate relating to the proposed qualification for distribution;

(b)	as soon as possible after any comments of the relevant securities regulatory authorities have been satisfied with respect to such preliminary prospectus or registration statement, prepare and file under applicable Securities Laws a (final) prospectus and/or registration statement and obtain receipts therefor and use its best commercial efforts to cause any registration statement to become effective as soon as possible and remain effective and shall take all other steps and proceedings that may be necessary in order to qualify for distribution under, and in accordance with, such Securities Laws the Common Shares held by Gold Fields covered by such prospectus or registration statement (the “Offered Shares”);

(c)	prepare and file with the relevant regulatory authorities such amendments and supplements to such preliminary prospectus, prospectus or registration statement as may be necessary to comply with the provisions of all applicable Securities Laws with respect to the distribution of the Offered Shares until all of the Offered Shares have been distributed in accordance with the intended method of disposition;

(d)	before filing any document referred to in Sections 4.01(1)(a), (b), (c) or (g), give Gold Fields and its legal counsel the opportunity to review and comment on such document (all of which documents shall be reasonably satisfactory to Gold Fields and its legal counsel before they are filed);

(e)	furnish to Gold Fields such number of copies of the preliminary prospectus, (final) prospectus and/or registration statement and any amendment and supplement thereto and such other relevant documents as Gold Fields may reasonably request in order to facilitate the disposition of the Offered Shares;

(f)	furnish to Gold Fields:

(i)	an opinion or opinions of counsel for the Corporation in a form that is customary at such time for distributions of securities similar to the distribution of the Offered Shares addressed to Gold Fields and the underwriters, if any; and

(ii)	a “comfort” letter addressed to Gold Fields and the underwriters, if any, signed by the auditors of the Corporation in a form that is customary at such time and providing comfort in relation to financial information contained in the prospectus;

dated both the effective date of the (final) prospectus and the closing date for the distribution of the Offered Shares;

(g)	(i) immediately notify Gold Fields of any circumstance or the happening of any event as a result of which any preliminary prospectus, (final) prospectus or registration statement as then filed or in effect would include an untrue statement of material fact or would omit any fact that is required to be stated or that is necessary to make any statement therein not misleading, (ii) at the request of Gold Fields, prepare and file a supplement to or an amendment of the preliminary prospectus, (final) prospectus or registration statement as may be necessary so that such document shall not include an untrue statement of material fact or omit to state any fact that is required to be stated or that is necessary to make any statement therein not misleading and (iii) furnish Gold Fields such number of copies of the amendment or supplement and such other relevant documents as Gold Fields may reasonably request;

(h)	qualify for distribution the Offered Shares under the securities laws and “blue sky” laws of such jurisdictions as Gold Fields or any underwriter may reasonably request and do all such other acts and things as may be reasonably necessary or advisable to enable the Offered Shares to be distributed in such jurisdictions; provided that the Corporation shall not be required to:

(i)	become subject to continuous disclosure or similar requirements under the securities laws of any jurisdiction where, but for this Section 4.01(1)(h), it would not be subject to such requirements,

(ii)	qualify generally to do business as a foreign or extra-provincial corporation in any jurisdiction where, but for this Section 4.01(1)(h), it would not be required to so qualify, or

(iii)	subject itself to any taxation in any jurisdiction where, but for this Section 4.01(1)(h), it would not be subject to such taxation;

(i)	otherwise comply with all applicable Securities Laws during the course of the distribution and, if the qualification for distribution involves a registration statement in the United States, make generally available to securityholders, as soon as practicable, an earnings statement of the Corporation which satisfies the provisions of section 11(a) of the United States Securities Act of 1933, as amended;

(j)	list the Offered Shares on all stock exchanges or markets on which the Common Shares are then listed or quoted;

(k)	enter into such customary agreements, including underwriting agreements, containing such representations and warranties by the Corporation and such other terms and provisions as are customary therein including, without limitation, rights of indemnity and contribution in favour of the underwriters;

(l)	in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or registration statement, suspending or preventing the use of any prospectus or suspending the qualification for distribution of any of the Offered Shares in any jurisdiction, use its best commercial efforts promptly to obtain the withdrawal of such order or ruling;

(m)	execute and deliver all such further documents and instruments and do all such acts and things, including obtaining such other certificates and opinions as, in the reasonable opinion of Gold Fields, is customary in a distribution of securities similar to the distribution of the Offered Shares; and

(n)	otherwise use its best commercial efforts to facilitate the distribution of the Offered Shares including causing management of the Corporation to participate in any road shows, sales meetings or other activities arranged by the underwriters provided such road shows, sales meetings or other activities comply with applicable Securities Laws.

            (2)     If any Demand Qualification or Piggyback Qualification in which Offered Shares are qualified for distribution involves an underwritten offering, the Corporation shall not effect any sale of Common Shares other than as part of such underwritten offering during a period of 180 days, or such lesser period as Gold Fields and the managing underwriters may agree, after the date of the (final) receipt for the prospectus or the effective date of the registration statement for such offering other than pursuant to benefit plans or outstanding commitments or to satisfy legal requirements.

4.02	Obligations of Gold Fields

            (1)     If in the reasonable opinion of counsel to the Corporation it is necessary or appropriate in order to comply with any applicable Securities Laws, the obligations of the Corporation under Articles 2 and 3 shall be conditional upon each of Gold Fields and any underwriter participating in such distribution executing and delivering to the Corporation an appropriate agreement, in a form reasonably satisfactory to counsel for the Corporation, that such person shall comply with all prospectus delivery requirements of all applicable Securities Laws and with anti-stabilization, manipulation and similar provisions of all applicable Securities Laws and shall furnish to the Corporation information about sales made in such offering.

            (2)     Gold Fields shall not effect sales of any Offered Shares qualified by or included in a prospectus or registration statement or deliver any prospectus in respect of such sale after notification by the Corporation of any order or ruling suspending the effectiveness of the receipt for such prospectus or the effectiveness of such registration statement, suspending or preventing the use of such prospectus or suspending the qualification for distribution of any of the Offered Shares until such time as such order or ruling shall have been withdrawn or otherwise terminated.

            (3)     If any Piggyback Qualification involves an underwritten offering, Gold Fields shall not effect any sale of Common Shares other than as part of such underwritten offering during a period of 180 days, or such lesser period as the Corporation and the managing underwriters may agree, after the date of the (final) receipt for the prospectus or the effective date of the registration statement for such offering.

4.03	Preparation of Documents; Due Diligence

In connection with the preparation and filing of any preliminary prospectus, (final) prospectus, registration statement or similar document as herein contemplated, Gold Fields and the underwriters, if any, and their respective legal counsel, auditors and other representatives, shall be given the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto and there shall be inserted therein such material as is required under applicable Securities Laws or which, in the reasonable judgment of Gold Fields or such underwriters and their respective legal counsel, should be included and which is acceptable to the Corporation, acting reasonably. Gold Fields and such underwriters shall also be given such access to the books and records of the Corporation and such opportunities to discuss the business and affairs of the Corporation with its officers and auditors as shall be necessary in their respective opinions or in the opinion of their respective counsel, and the Corporation shall cooperate with Gold Fields and such underwriters in the conduct of all due diligence which any of the foregoing persons may reasonably require in order for the purposes of establishing a due diligence defence as contemplated by applicable Securities Laws and in order to enable Gold Fields and such underwriters to execute any certificates required to be executed by them pursuant to applicable Securities Laws for inclusion in any preliminary prospectus, (final) prospectus, registration statement or similar document.

4.04	Expenses

            (1)     Each of the Corporation and Gold Fields shall pay its proportionate share of all Expenses relating to any Demand Qualification or Piggyback Qualification (based on the proportion that the number of Common Shares that the Corporation or Gold Fields, as the case may be, is selling bears to the total number of Common Shares being qualified for sale).

            (2)     The Corporation shall pay all internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties).

4.05	Termination of Obligation to Qualify for Distribution

The Corporation’s obligations under Section 2.01 and 3.01 to qualify for distribution Common Shares held by Gold Fields shall terminate at such time as Gold Fields would be permitted under Rule 144 under the United States Securities Act of 1933, as amended from time to time, to sell all of its Common Shares in any single three month period.

ARTICLE 5 - INDEMNIFICATION AND CONTRIBUTION

5.01	Indemnification

            (1)     The Corporation shall indemnify and hold harmless Gold Fields, each of its affiliates (other than the Corporation and its subsidiaries) and each person who controls Gold Fields within the meaning of the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934, each as amended, and their respective officers, directors and agents, from and against any and all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) including costs of investigation and reasonable fees and expenses of legal counsel (collectively a “Claim”) arising out of or based upon:

(a)	any misrepresentation or alleged misrepresentation, breach of warranty or untrue statement or alleged untrue statement, whether of a material fact or otherwise,

contained in any preliminary prospectus, (final) prospectus, registration statement or similar document (including any amendment or supplement thereto) relating to any Demand Qualification or Piggyback Qualification, or in any underwriting agreement, purchase agreement or other document relating thereto (each an “Offering Agreement”), or arising out of or based upon any omission or alleged omission to state in any such preliminary prospectus, (final) prospectus, registration statement or similar document (including any amendment or supplement thereto), or any Offering Agreement, a fact, material or not, required to be stated therein or necessary to make a statement therein not misleading; or

(b)	any other breach by the Corporation of any Offering Agreement or applicable Securities Laws;

provided that the Corporation shall not be liable in any such case to the extent that any such Claim arises out of or is based upon any misrepresentation or untrue statement furnished to the Corporation in writing by Gold Fields and stated to be specifically for use in any such document.

            (2)     In connection with any qualification for distribution of Common Shares held by Gold Fields pursuant to this Agreement, the Corporation may request that Gold Fields indemnify and hold harmless the Corporation and each of its subsidiaries, and their respective officers, directors and agents, from and against any Claim arising out of or based upon:

(a)	any misrepresentation or alleged misrepresentation or untrue statement or alleged untrue statement, whether of a material fact or otherwise contained in any preliminary prospectus, (final) prospectus, registration statement or similar document (including any amendment or supplement thereto) relating to any Demand Qualification or Piggyback Qualification where such misrepresentation or untrue statement is caused by information furnished to the Corporation in writing by Gold Fields and stated to be specifically for use in any such document or arising out of or based upon any omission or alleged omission to state in any such preliminary prospectus, (final) prospectus, registration statement or similar document (including any amendment or supplement thereto) a fact, material or not, relating to Gold Fields not within the Corporation’s knowledge required to be stated therein or necessary to make a statement therein not misleading.

Should Gold Fields not agree to such indemnification, the Corporation shall not be required to qualify such Common Shares for distribution hereunder.

            (3)     Each person entitled to indemnification under this Section 5.01 (individually an “Indemnified Party” and collectively the “Indemnified Parties”) shall give notice to the Corporation or Gold Fields, as the case may be, (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any Claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defence of such Claim or any litigation resulting therefrom, provided that:

(a)	counsel for the Indemnifying Party conducting the defence of such Claim or any litigation resulting therefrom shall have been approved by such Indemnified Party; and

(b)	such Indemnified Party may participate in such defence;

and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve such Indemnifying Party of its obligations under this Section 5.01. The Indemnifying Party shall not, in the defence of any such Claim or litigation, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such Claim or litigation.

5.02	Contribution

If the indemnification provided for in Section 5.01 is unavailable or insufficient to hold harmless the Indemnified Parties in respect of any Claim, then the Indemnifying Party shall in lieu of indemnifying the Indemnified Parties contribute to the amount paid or payable by the Indemnified Parties as a result of such Claim in such proportion as is appropriate to reflect the relative fault of the parties thereto in connection with any statements or omissions which resulted in such Claim as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.02 were determined by pro rata allocation or by any other method of allocation which did not take account of the equitable considerations referred to above in this Section 5.02. The amount paid or payable by the Indemnified Parties as a result of such Claim shall be deemed to include any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such action or claim.

ARTICLE 6 - GENERAL

6.01	Qualification Exemptions

The Corporation shall use its best commercial efforts to file and furnish any reports required to be filed or furnished by it under applicable Securities Laws and do all such further acts and things as Gold Fields may reasonably request to enable Gold Fields to sell Common Shares held by Gold Fields to persons to whom the Securities Laws apply under an available exemption from the applicable requirement to qualify for distribution such Common Shares.

6.02	Additional Rights

            (1)     The Corporation represents and warrants to Gold Fields that it has not granted to any person other than Gold Fields any rights to request or require the Corporation to qualify for distribution any securities issued by the Corporation.

            (2)     The Corporation shall not enter into any agreement, understanding or commitment that is inconsistent with Gold Fields’ rights under this Agreement. Without limiting the generality of the foregoing, if the Corporation proposes at any time to grant to any person rights to require the Corporation to qualify for distribution any Common Shares, the Corporation shall give prior notice, which notice shall include give full particulars of such proposed grant, including all relevant circumstances related thereto, and if, in the sole reasonable opinion of Gold Fields, the terms of such proposed grant are more favourable to such person than the rights granted to Gold Fields under this Agreement, the Corporation shall not make such grant unless the terms of this Agreement shall have been amended to the extent considered by Gold Fields, in its sole discretion, to be necessary to provide Gold Fields with such more favourable rights.

6.03	Injunctive Relief

The Corporation acknowledges and agrees that damages would be inadequate to compensate for the breach of any of its obligations contained in this Agreement and that Gold Fields and the other Indemnified Parties would be seriously and irreparably injured if any provision of this Agreement is not performed by it in accordance with the specific terms and conditions of this Agreement. Accordingly, the Corporation agrees, without prejudice to any additional or alternative remedies Gold Fields or the other Indemnified Parties may have, that Gold Fields and such other Indemnified Parties shall be entitled:

(a)	to an injunction to prevent any breach of this Agreement by the Corporation;

(b)	to enforce specifically the terms and provisions hereof and any obligation in favour of such other Indemnified Parties, or any of them, contained in this Agreement; and

(c)	to declaratory relief or injunctive relief in respect of anything done in breach of an obligation in favour of such other parties, or any of them, contained in this Agreement.

6.04	Further Assurances

Each of the parties will from time to time execute and deliver all such further documents and instruments and do all acts and things as another party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.05	Benefit of the Agreement

This Agreement will be enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. This Agreement shall also enure to the benefit of the Indemnified Parties other than Gold Fields and their respective successors and permitted assigns. The Corporation acknowledges that Gold Fields is acting on behalf of and as trustee for the other Indemnified Parties of the Corporation’s covenants and obligations under this Agreement with respect to such Indemnified Parties and of the rights of such Indemnified Parties hereunder. Gold Fields accepts such trust and shall hold and enforce such covenants and obligations on behalf of the other Indemnified Parties; provided that any such Indemnified Party shall be entitled to enforce such covenants and obligations on its own behalf.

6.06	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

6.07	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

6.08	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party; provided that Gold Fields shall be entitled at any time to assign this Agreement to an affiliate thereof provided that (i) such affiliate enters into a written agreement with the Corporation to be bound by the provisions of this Agreement to the same extent as if it had been an original party hereto instead of Gold Fields and (ii) Gold Fields shall continue to bound by the provisions of this Agreement.

6.09	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

6.10	Time

Time shall be of the essence of this Agreement.

6.11	Notices

Any demand, notice or other communication to be given under this Agreement shall be given in writing and shall be given by personal delivery or by facsimile transmission addressed to the recipient as follows:

(a)	To Gold Fields or any other Indemnified Party:

24	St. Andrews Road Parktown, 2193 South Africa

Attention: Chief Executive Officer

Facsimile No.: 27-11-484-0682

with a copy to:

McCarthy Tétrault LLP Suite 4700 Toronto Dominion Bank Tower Toronto, Ontario M5K 1E6

Attention: René Sorell

Facsimile No: 416-868-0673

(b)	To the Corporation:

5th Floor 220 Bay Street Toronto, Ontario M5J 2W4

Attention: Chief Executive Officer

Facsimile No.: 416-360-4764

with a copy to:

Fraser Milner Casgrain LLP 39th Floor 1 First Canadian Place 100 King Street West Toronto, Ontario M5X 1B2

Attention: Franklin Davis

Facsimile No.: 416-863-4592

or to such other address, individual or facsimile number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given on a business day during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on a business day.

6.12	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and each of Gold Fields and the Corporation irrevocably attorns to the non-exclusive jurisdiction of the courts of Ontario.

6.13	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement.

GOLD FIELDS INTERNATIONAL LIMITED
By:
Name:
Title:

GOLD FIELDS LIMITED
By:
Name:
Title:

Schedule G

Relationship Agreement

SCHEDULE G

RELATIONSHIP AGREEMENT

BETWEEN

GOLD FIELDS INTERNATIONAL LIMITED

AND

GOLD FIELDS LIMITED

MADE AS OF

•, 2004

ARTICLE 1 - INTERPRETATION		1
1.01	Definitions	1
1.02	Headings	3
1.03	Extended Meanings	3
ARTICLE 2 - CERTAIN COVENANTS AND AGREEMENTS		4
2.01	Access to Information	4
2.02	Provision of Services	4
2.03	Fulfilment of SARB Condition	5
2.04	Related Parties Committees	5
2.05	Corporate Opportunities and Conflicts of Interest	5
ARTICLE 3 - DISPUTE RESOLUTION		6
3.01	Referral to Chairperson of the Related Parties Committee	6
3.02	Arbitration	6
ARTICLE 4 - GENERAL		7
4.01	Further Assurances	7
4.02	Benefit of the Agreement	7
4.03	Entire Agreement	7
4.04	Amendments and Waivers	7
4.05	Assignment	7
4.06	Severability	8
4.07	Time	8
4.08	Notices	8
4.09	Governing Law	9
4.10	Counterparts	9

RELATIONSHIP AGREEMENT

     THIS AGREEMENT made as of •, 2004;

B E T W E E N:

GOLD FIELDS INTERNATIONAL LIMITED, a corporation incorporated under the laws of Canada (formerly IAMGOLD CORPORATION (“IAMGOLD”) and hereinafter referred to as “GFI”)

- and -

GOLD FIELDS LIMITED, a corporation incorporated under the laws of South Africa (hereinafter referred to as “GFL”)

     WHEREAS:

(a)	Contemporaneously with the entering into of this Agreement, GFL sold, or caused to be sold, to GFI and certain of its subsidiaries pursuant to a purchase agreement (the “Purchase Agreement”) dated September 30, 2004 between GFI and GFL, all of GFL’s direct and indirect interests in its mining assets located outside the Southern African Development Community and in consideration therefor, GFI issued to GFL and its affiliates Common Shares representing approximately 70% of the share capital of GFI on a fully diluted basis;

(b)	the parties desire to set forth their agreement regarding, among other things, (i) certain covenants and agreements regarding the conduct of business of the parties, including the provision of information concerning GFI to GFL and the provision of certain services by either party to the other; (ii) the treatment of potential corporate opportunities and conflicts of interest; and (iii) compliance with the SARB Conditions defined below and imposed by the South African Reserve Bank Exchange Control Division (“SARB”);

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)	“affiliate” means, with respect to any person, any other person that is either a subsidiary of such first-mentioned person or of which such first-mentioned person is a subsidiary and “affiliates” means all such persons collectively;

(b)	“Anti-Dilution Agreement” means the anti-dilution agreement between GFI and GFL dated as of the date hereof;

(c)	“Common Shares” means common shares in the capital of GFI

(d)	“GFI Board” means the Board of Directors of GFI;

(e)	“Governmental Entity” means any government or any state or other political subdivision thereof, or any governmental body, agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or commission) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government;

(f)	“Information” has the meaning ascribed thereto in Section 2.01(1);

(g)	“Laws” means all laws, including Securities Legislation, common law, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, instruments, policies, notices, directions and judgments or other requirements of (i) any federal, provincial, state, foreign or other government, (ii) any other Governmental Entity or authority (including any securities commission or other securities regulatory authority and any court or arbitrator) having jurisdiction and (iii) in respect of each of GFL and GFI, the stock exchanges on which any of its securities are listed;

(h)	“Ownership Percentage” means, at any particular time, the percentage that the Common Shares then held by GFL and its affiliates represent of the total number of Common Shares then outstanding calculated on a fully diluted basis assuming the conversion or exercise of all outstanding convertible securities and Options;

(i)	“Purchase Agreement” has the meaning ascribed thereto in the recitals to this Agreement;

(j)	“Registration Rights Agreement” means the registration rights agreement between GFL and GFI dated as of the date hereof;

(k)	“Related Parties Committee” has the meaning ascribed thereto in Section 2.04 to this Agreement;

(l)	“Representative” shall mean, with respect to any person, each of such person’s directors, officers, employees, representatives, attorneys, accountants, advisors and agents, and each of the heirs, executors, legal representatives and assigns of any of the foregoing;

(m)	“SARB” has the meaning ascribed thereto in the recitals to this Agreement;

(n)	“SARB Conditions” means the conditions set out in the letter from the SARB to the Chief Financial Officer of GFL dated July 26, 2004, attached hereto as Schedule A, and the letter from the Chief Financial Officer of GFL to the SARB dated July 22, 2004, attached hereto as Schedule B, that: (i) at all times GFL will retain a minimum of 50.1 percent ownership in GFI; (ii) GFI will maintain directly or through subsidiaries a minimum 50.1 percent ownership in any acquisition or project that it acquires after the date hereof; (iii) any financial arrangements related to transactions referred to in (ii) will be non-recourse to South Africa; and (iv) GFL will report to SARB after any transaction referred to in (ii) giving full details of the acquisition and the financing mechanisms;

(o)	“Securities Legislation” means (i) the Securities Act of 1933, the Securities Exchange Act of 1934, the Securities Act (Ontario) and any other statute, regulation, policy, instrument, rule or order of any Governmental Entity in any jurisdiction in which GFI or GFL carries on business or is subject to continuous disclosure obligations applicable to a public company, dealing with the regulation of trading in securities, capital markets or corporations generally, and (ii) from time to time, the requirements of any stock exchange, quotation system or market on which the shares of GFI or GFL are listed or quoted for trading;

(p)	“Securities Regulator” means the United States Securities and Exchange Commission, the Ontario Securities Commission (the “OSC”) and any similar Governmental Entity in any jurisdiction in which GFI or GFL carries on business or is subject to continuous disclosure obligations applicable to a public company, dealing with the regulation of trading in securities, capital markets or corporations generally;

(q)	“Services” means, from time to time, all services provided by GFL or any subsidiary thereof (other than GFI or any subsidiary thereof) to GFI or any subsidiary thereof, or by GFI or any subsidiary thereof to GFL or any subsidiary thereof (other than GFI or any subsidiary thereof), including treasury, technical, procurement, risk management, insurance and exploration services; and

(r)	“subsidiary” means, with respect to any person, any other person in respect of which such first-mentioned person possesses, directly or indirectly, the power to vote more than 50% of the outstanding voting securities of such person, or otherwise direct the management or policies of such person, by contract or otherwise and “subsidiaries” means all of such persons collectively.

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereto", “hereunder” and similar expressions refer to this agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03	Extended Meanings

In this Agreement (i) words importing the singular number only shall include the plural and vice versa, (ii) words importing the masculine gender shall include the feminine and neuter genders and vice versa, (iii) words importing persons shall include individuals, partnerships, associations, trusts, firms, unincorporated organizations, corporations, joint ventures, governments, governmental entities or authorities and any other entities of any kind or nature whatsoever and (iv) the words “including”, “includes” and “included” and similar expressions shall be deemed to be followed by the phrase “without limitation”.

ARTICLE 2 - CERTAIN COVENANTS AND AGREEMENTS

2.01	Access to Information

            (1)     GFI, subject to compliance by its Representatives with the provisions of this Section 2.01, shall afford to GFL and its Representatives reasonable access and duplicating rights (with copying costs to be borne by GFL) during normal business hours to all books and records and documents, communications, items and matters (collectively, “Information”) within the knowledge, possession or control of GFI relating to its business (and shall use reasonable efforts to cause persons or firms possessing relevant Information to give similar access) insofar as such access is required by GFL for the purpose of adhering or proving adherence to the SARB Conditions or performing its obligations under this Agreement or any other agreement between the parties, or complying with any applicable Laws or for regulatory or corporate reporting purposes. The sharing of Information not expressly described in this Section 2.01(1) shall be subject to the prior approval of GFI’s Related Parties Committee on a case by case basis.

            (2)     Except as required by applicable Laws or for the purposes contemplated in Section 2.01(1) and after taking reasonable steps to protect the confidentiality of the information, GFL agrees that neither it nor any of its Representatives will, without the prior written consent of GFI, disclose to any person (except, in the case of GFL, to its Representatives) any material, non-public information concerning the business or affairs of GFI acquired from GFI or any Representative of GFI (including any director, officer or employee of GFI who is also a director, officer or employee of GFL). If GFL is required by applicable Laws to disclose material non-public Information concerning GFI, it will provide GFI notice prior to disclosing such Information to afford GFI the opportunity to take appropriate steps to protect the Information.

            (3)     This Section 2.01 shall be in force for so long as GFL may require access to the Information for regulatory or corporate reporting purposes or to comply with the SARB Conditions or with applicable Laws.

            (4)     GFL will be prohibited from using the Information other than for the purposes set forth in Section 2.01(1).

2.02	Provision of Services

Where GFI or GFL provide Services to each other:

(a)	the terms of the provision of Services shall be negotiated in good faith on an arm’s length basis and reduced to writing;

(b)	the financial terms of the provision of Services will be commercially reasonable based on terms generally available for comparable services from an arm’s-length person in the marketplace; and

(c)	For so long as GFI is a subsidiary of GFL all agreements relating to the provision of Services will be subject to approval by the Related Parties Committees of each party in accordance with Section 2.04.

2.03	Fulfilment of SARB Condition

            (1)     GFI acknowledges the SARB Conditions and undertakes not to do or omit to do anything in contravention of the SARB Conditions.

            (2)     GFI and GFL shall consult in good faith on any issues arising as a result of differing interpretations of the SARB Conditions, and if, after such good faith consultation, a dispute still exists as to the interpretation of the SARB Conditions, such dispute shall be referred to the relevant South African regulatory authority whose decision will be final.

            (3)     Where a transaction proposed by the GFI Board requires SARB approval and GFL in its sole discretion concludes that such approval can be obtained on reasonable terms, GFL will seek SARB approval in respect of the transaction.

            (4)     GFL covenants and agrees that it will comply with the SARB Conditions.

2.04	Related Parties Committees

            (1)     Each of GFL and GFI will establish a committee (the “Related Parties Committee”) of its respective board of directors, whose members shall satisfy the independence requirements prescribed from time to time by applicable Laws of the company for boards of directors or committees thereof reviewing related-party transactions.

            (2)     The Related Parties Committees of each of GFL and GFI will be governed by a committee charter setting out the terms of reference for such committee to be developed and prepared by GFI and GFL in consultation.

            (3)     The Related Parties Committees will be involved in any transactions specifically provided for in this Agreement, the Registration Rights Agreement or the Anti-Dilution Agreement to the extent required or contemplated, and all other intercompany transactions between GFI and GFL after the date hereof and any material amendments to this Agreement, the Registration Rights Agreement or the Anti-Dilution Agreement, will be subject to the prior approval of the Related Parties Committees of each of GFI and GFL.

            (4)     This Section 2.04 will apply for so long as any agreement referred to in 2.04(3) or any other Section of Article 2 is in effect.

2.05	Corporate Opportunities and Conflicts of Interest

            (1)     The parties have agreed to allocate corporate opportunities on a geographic basis, as more particularly described in Section 2.05(2), for so long as GFI is a subsidiary of GFL provided that nothing contained herein shall derogate from the ability of either party to seek and rely on the advice of counsel regarding the application of this Section 2.05 to particular corporate opportunities.

            (2)     GFI and GFL hereby agree that:

(a)	potential transactions shall be allocated between GFI and GFL as follows: (i) with respect to any potential transaction or opportunity presented to or known by either involving a mining property situate in the South African Development Community, GFL shall have a right of first refusal to engage in, bid for or otherwise pursue such transaction or opportunity, and (ii) GFI shall have a right of first refusal to engage in, bid for or otherwise pursue all other transactions and opportunities; provided that, to the extent that a potential transaction or opportunity does not clearly fit exclusively into one category the matter shall be referred to the Related Parties Committee of the party to which such transaction or opportunity is presented or becomes known for the purpose of determining how the transaction or opportunity should be allocated as between GFI and GFL;

(b)	each party will promptly refer to the other party any transaction or opportunity coming to its attention in an area where it does not enjoy a right of first refusal; and

(c)	the party benefiting from a right of first refusal, as applicable, will, as soon as practicable after making a determination not to pursue a transaction or opportunity, notify the other party in writing that it is not pursuing the transaction or opportunity, and upon receipt of written notice the other party will be free to pursue the transaction or opportunity without additional formalities or documentation as between the parties.

ARTICLE 3 - DISPUTE RESOLUTION

3.01	Referral to Chairperson of the Related Parties Committee

Any dispute arising out of or relating to this Agreement, or the breach thereof, shall, in the first instance, be referred by each party to the Chairperson of its Related Parties Committee, and the two Chairpersons shall consult in good faith with a view to resolving the dispute within a period of time specified by the parties at the outset.

3.02	Arbitration

If a dispute referred to the Chairpersons of the Related Parties Committees under Section 3.01 (other than one relating to 2.03) is not resolved within the period of time specified, either party may request that the dispute be resolved through arbitration in accordance with the rules and procedures of the International Commercial Arbitration Act (Ontario) and any amendments thereto, based upon the following:

(a)	within 10 Business Days of the date on which either party requests that a dispute be resolved through arbitration, each party shall select an arbitrator, qualified by education and training to pass upon the particular matter to be decided, and the two arbitrators so selected shall select a third arbitrator, or in the event of a failure to select an arbitrator pursuant to the foregoing, either party may apply to a judge of the Ontario Superior Court of Justice to appoint an arbitrator;

(b)	the arbitration shall take place in Toronto, Ontario;

(c)	the arbitration award shall be given in writing and shall be final and binding on the parties and shall deal with the question of costs of arbitration and all matters related thereto; and

(d)	judgment upon the award rendered may be entered in any Court having jurisdiction, or, application may be made to such Court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

ARTICLE 4 - GENERAL

4.01	Further Assurances

Each of the parties will from time to time execute and deliver all such further documents and instruments and do all acts and things as another party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

4.02	Benefit of the Agreement

This Agreement will be enure to the benefit of and be binding upon the respective administrators, other legal representatives, successors and permitted assigns of the parties. This Agreement shall also enure to the benefit of GFL’s affiliates and their respective administrators, other legal representatives, successors and permitted assigns. GFI acknowledges that GFL is acting on behalf of and as trustee for its affiliates of GFI’s covenants and obligations under this Agreement with respect to its affiliates and of the rights of its affiliates hereunder. GFL accepts such trust and shall hold and enforce such covenants and obligations on behalf of its affiliates; provided that any such affiliate shall be entitled to enforce such covenants and obligations on its own behalf.

4.03	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

4.04	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

4.05	Assignment

This Agreement may not be assigned by GFI without the prior written consent of GFL but may be assigned by GFL to an affiliate provided that GFL remains bound by the provisions of this Agreement and such affiliate enters into a written agreement with GFI to be bound by the provisions of this Agreement to the same extent as if it had been an original party hereto instead of GFL. This Agreement may not otherwise be assigned by GFL or any affiliate thereof.

4.06	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

4.07	Time

Time shall be of the essence of this Agreement.

4.08	Notices

Any demand, notice or other communication to be given under this Agreement shall be given in writing and shall be given by personal delivery or by facsimile transmission addressed to the recipient as follows:

(1)	To GFL:

24 St. Andrews Road Parktown, 2193 South Africa

Attention: Chief Executive Officer

Facsimile No.: 27-11-484-0682

with a copy to:

McCarthy Tétrault LLP Suite 4700 Toronto Dominion Bank Tower Toronto, Ontario M5K 1E6

Attention: René Sorell

Facsimile No: 416-868-0673

(2)	To GFI:

5th Floor 220 Bay Street Toronto, Ontario M5J 2W4

Attention: Chief Executive Officer

Facsimile No.: 416-360-4764

with a copy to:

Fraser Milner Casgrain LLP 39th Floor 1 First Canadian Place 100 King Street West Toronto, Ontario M5X 1B2

Attention: Franklin Davis

Facsimile No.: 416-863-4592

or to such other address, individual or facsimile number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given on a business day during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on a business day.

4.09	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and each of GFL and GFI irrevocably attorns to the non-exclusive jurisdiction of the courts of Ontario.

4.10	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

GOLD FIELDS LIMITED
By:
Name:
Title:

GOLD FIELDS INTERNATIONAL LIMITED
By:
Name:
Title: